Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

PURE ACQUISITION CORP.,

HIGHPEAK ENERGY, INC.,

PURE ACQUISITION MERGER SUB, INC.,

HIGHPEAK ENERGY, LP,

HIGHPEAK ENERGY II, LP,

HIGHPEAK ENERGY III, LP,

HPK ENERGY, LLC,

and, solely for limited purposes specified herein,

HIGHPEAK ENERGY MANAGEMENT, LLC

Dated as of May 4, 2020

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II MERGER		15
2.1	The Merger	15
2.2	Merger Effective Time	15
2.3	Certificate of Incorporation and Bylaws of the Surviving Corporation	15
2.4	Directors and Officers of the Surviving Corporation	15
2.5	Effect of the Merger	16
2.6	Effect of Merger on Capital Stock and Parent Warrants	16
2.7	Exchange of Securities	18
2.8	Taking of Necessary Action; Further Action	21
ARTICLE III THE BUSINESS COMBINATION		21
3.1	Contribution	21
3.2	Consideration Adjustment	21
3.3	Closing	25
3.4	Deliveries and Actions at Closing	25
3.5	Legend	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR		28
4.1	Organization, Standing and Power	28
4.2	Authority; No Violations; Consents and Approvals	28
4.3	Governmental Consents	29
4.4	Ownership of the Transferred Interests	30
4.5	Brokers	30
4.6	Accredited Investor; Investment Intent	30
4.7	No Additional Representations	30
ARTICLE V REPRESENTATIONS AND WARRANTIES related to the highpeak entities		31
5.1	Organization, Standing and Power	31
5.2	Capitalization	31
5.3	No Violations; Consents and Approvals	32
5.4	Governmental Consents	32
5.5	Financial Statements	33
5.6	Absence of Certain Changes or Events	33
5.7	No Undisclosed Material Liabilities	33
5.8	HighPeak Permits; Compliance with Applicable Law	34
5.9	Litigation	34
5.10	Compensation; Benefits	34
5.11	Labor Matters	35

i

5.12	Taxes	36
5.13	Oil and Gas Matters	37
5.14	Environmental Matters	40
5.15	Material Contracts	40
5.16	Insurance	42
5.17	Brokers	43
5.18	Information Supplied	43
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THECOMPANY AND MERGER SUB		43
6.1	Organization, Standing and Power	43
6.2	Authority; No Violations; Consents and Approvals	43
6.3	Governmental Consents	44
6.4	Capitalization and Assets	45
6.5	Brokers	46
6.6	Accredited Investor; Investment Intent	46
6.7	No Additional Representations	46
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT		47
7.1	Organization, Standing and Power	47
7.2	Authority; No Violations; Consents and Approvals	47
7.3	Governmental Consents	48
7.4	Capitalization and Subsidiaries	49
7.5	Brokers	50
7.6	SEC Documents	50
7.7	No Indebtedness	51
7.8	Compliance with Laws	51
7.9	Litigation	51
7.10	Certain Contracts and Arrangements	51
7.11	Solvency	52
7.12	Board Approval; Vote Required	52
7.13	Listing	52
7.14	Trust Account	52
7.15	Information Supplied	53
7.16	Absence of Certain Changes or Events	53
7.17	Taxes	53
7.18	No Additional Representations	54
ARTICLE VIII COVENANTS AND AGREEMENTS		55
8.1	Conduct of HighPeak Business Pending the Closing	55
8.2	Conduct of the Parent Parties’ Businesses Pending the Closing	57
8.3	No Hindrance	58
8.4	Access to Information	59
8.5	HSR and Other Approvals	60
8.6	Indemnification of Directors and Officers	61
8.7	Agreement to Defend	62
8.8	Public Announcements	62

8.9	Advice of Certain Matters; Control of Business	63
8.10	Tax Matters	63
8.11	Transfer Taxes	64
8.12	Tax Reporting	64
8.13	The Proxy Statement and the Special Meeting	64
8.14	Cooperation on Proxy Statement and Financing Matters	66
8.15	Reasonable Best Efforts; Notification	67
8.16	Trust Account	68
8.17	First Amended Charter and First Amended Bylaws; Requisite Approvals	68
8.18	Directors and Officers of the Company	68
8.19	Listing	68
8.20	Post-Closing Revenues and Expenses	69
8.21	Merger of HPK Energy with and into the Surviving Corporation	69
ARTICLE IX CONDITIONS PRECEDENT		69
9.1	Conditions to Each Party’s Obligation to Consummate the Transactions	69
9.2	Additional Conditions to Obligations of Contributor	70
9.3	Additional Conditions to Obligations of the Parent Parties	70
9.4	Action by Parent	71
ARTICLE X TERMINATION		71
10.1	Termination	71
10.2	Notice of Termination; Effect of Termination	72
10.3	Expenses and Other Payments	72
ARTICLE XI GENERAL PROVISIONS		73
11.1	Schedule Definitions	73
11.2	Survival	73
11.3	Notices	73
11.4	Rules of Construction	75
11.5	Counterparts	76
11.6	Entire Agreement; Third Party Beneficiaries	76
11.7	Governing Law; Venue; Waiver of Jury Trial	76
11.8	Severability	78
11.9	Assignment	78
11.10	Affiliate Liability	78
11.11	Specific Performance	78
11.12	Amendment	78
11.13	Extension; Waiver	79
11.14	Trust Account Waiver	79
11.15	Releases	80
11.16	Contributor Representative	81
11.17	Several But Not Joint Liability	83

LIST OF EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of LTIP
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Forward Purchase Agreement Amendment
Exhibit F	Form of Assignment Agreement
Exhibit G	HighPeak Employer PSA
Exhibit H	Form of First Amended Charter
Exhibit I	Form of First Amended Bylaws

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is entered into as of May 4, 2020, by and among (i) Pure Acquisition Corp., a Delaware corporation (“Parent”), (ii) HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub” and together with Parent and the Company, the “Parent Parties”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK Energy GP”, and together with HighPeak I, HighPeak II and HighPeak III, collectively, “Contributor”, unless the context clearly requires a reference to one of such Persons, then each such Person is separately referred to as a “Contributor”), and (viii) solely for the limited purposes specified herein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “Contributor Representative”). Contributor and the Parent Parties are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, HighPeak I, HighPeak II and HighPeak III collectively own 100% of the issued and outstanding economic limited partner Interests in HPK Energy, LP, a Delaware limited partnership (“HPK Energy” and the limited partner Interests in HPK Energy, the “HPK LP Interests”);

WHEREAS, HPK Energy GP owns 100% of the issued and outstanding non-economic general partner Interests in HPK Energy (the “HPK GP Interests” and together with the HPK LP Interests, the “HPK Interests”), and accordingly, Contributor collectively owns 100% of the issued and outstanding general and limited partner Interests in HPK Energy;

WHEREAS, HPK Energy (a) owns 100% of the issued and outstanding Interests in (i) HighPeak Energy Holdings, LLC, a Delaware limited liability company (“HighPeak Holdings”), (ii) HighPeak Energy Assets, LLC, a Delaware limited liability company (“HighPeak Assets I”), and (iii) HighPeak Energy Assets II, LLC, a Delaware limited liability company (“HighPeak Assets II” and together with HPK Energy, HighPeak Holdings and HighPeak Assets I, the “HighPeak Entities” and each, a “HighPeak Entity” and the Interests in the HighPeak Entities, the “HighPeak Interests”) and (b) as of the Closing will own 100% of the issued and outstanding Interests in HighPeak Energy Employees, Inc., a Delaware corporation (“HighPeak Employer”, and together with the HighPeak Entities, the “Transferred Entities” and each, a “Transferred Entity” and the Interests in the Transferred Entities, the “Transferred Interests”);

WHEREAS, the Company was formed solely for the purpose of undertaking the Transactions applicable to the Company, including acquiring all of the Transferred Interests from Contributor (the “Business Combination”);

WHEREAS, Merger Sub was formed solely for the purpose of undertaking the Transactions applicable to Merger Sub, including a merger of Merger Sub with and into Parent, in which Parent will be the surviving corporation of such merger (the “Merger”);

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), in each case as more specifically set forth herein;

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other) Contributor shall contribute and assign to the Company, and the Company shall acquire, among other things, all of the Transferred Interests, in exchange for newly issued shares of Company Common Stock as set forth herein;

WHEREAS, for U.S. federal income tax purposes, the Parties intend for (i) the Merger to qualify as a tax-free “reorganization” pursuant to Section 368(a) of the Code to the extent the applicable requirements are otherwise satisfied, (ii) the Merger and Business Combination together to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code, and (iii) this Agreement to constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and

WHEREAS, at the Closing, the Company and the other Persons specified therein will enter into a Stockholders’ Agreement in substantially the form attached hereto as Exhibit A (the “Stockholders’ Agreement”) and a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

Article I
CERTAIN DEFINITIONS

1.1     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 3.2(e)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement (a) Contributor shall not be deemed an Affiliate of any of the Parent Parties or vice versa, and (b) the Transferred Entities shall be Affiliates of Contributor with respect to periods of time prior to the Closing and Affiliates of the Parent Parties with respect to periods following the Closing.

“Aggregate Title Losses” means aggregate losses to the Transferred Entities resulting from a breach of the first sentence of Section 5.13(a), the first sentence of Section 5.13(b) and the first sentence of Section 5.13(j), without duplication.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 8.5(b).

“Assignment Agreement” has the meaning set forth in Section 3.4(a)(viii).

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Book-Entry Shares” has the meaning set forth in Section 2.7(b)(i).

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Proposal” has the meaning set forth in Section 7.12.

“Business Day” means a day other than a day on which banks in the State of New York or Fort Worth, Texas are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.7(b)(i).

“Change in Recommendation” has the meaning set forth in Section 8.13(c).

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 8.18.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 8.17.

“Company Warrant” has the meaning set forth in Section 2.6(c).

“Contributor” has the meaning set forth in the Preamble.

“Contributor Disclosure Letter” has the meaning set forth in Article IV.

“Contributor Material Adverse Effect” has the meaning set forth in Section 4.1.

“Contributor Percentage Interest” has the meaning set forth in Section 3.1.

“Contributor Related Persons” has the meaning set forth in Section 11.15(b).

“Contributor Released Claims” has the meaning set forth in Section 11.15(a).

“Contributor Representative” has the meaning set forth in the Preamble.

“Contributor Taxes” means all Income Taxes imposed on any Contributor, any of their direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Ratio” has the meaning set forth in Section 2.6(a).

“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dispute Notice” has the meaning set forth in Section 3.2(d).

“Effective Date” means April 1, 2020.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

“End Date” has the meaning set forth in Section 10.1(b)(iv).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including (a) any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to exposure to Hazardous Materials, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Fund” means any cash and shares of Company Common Stock deposited with the Exchange Agent in accordance with Section 2.7(a) (including as payment for fractional shares in accordance with Section 2.7(f) and any dividends or other distributions in accordance with Section 2.7(g)).

“Final Consideration” has the meaning set forth in Section 3.2(d).

“Final Settlement Statement” has the meaning set forth in Section 3.2(d).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“First Amended Charter” has the meaning set forth in Section 8.17.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated April 12, 2018, by and between Parent and HPEP I, and its successors and permitted assigns.

“Forward Purchase Agreement Amendment” has the meaning set forth in Section 3.4(a)(iv).

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) pursuant to the terms of the Forward Purchase Agreement Amendment.

“FTC” has the meaning set forth in Section 8.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Good and Defensible Title” has the meaning set forth in Section 5.13(a).

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Grenadier PSA” means that certain Contribution Agreement, dated November 27, 2019, as amended by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company, as contributor, HighPeak Assets II, as acquiror, Parent and the Company, which was terminated on April 24, 2020.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) Hydrocarbons.

“HighPeak Assets I” has the meaning set forth in the Recitals.

“HighPeak Assets II” has the meaning set forth in the Recitals.

“HighPeak Employer” has the meaning set forth in the Recitals.

“HighPeak Employer PSA” means that certain Purchase and Sale Agreement, dated as of the date of this Agreement, by and between HighPeak Energy Management, LLC, as seller, and HPK Energy, as buyer, pursuant to which HighPeak Employer will be transferred to HPK Energy immediately prior to the Closing.

“HighPeak Entity” has the meaning set forth in the Recitals.

“HighPeak Holdings” has the meaning set forth in the Recitals.

“HighPeak I” has the meaning set forth in the Preamble.

“HighPeak II” has the meaning set forth in the Preamble.

“HighPeak III” has the meaning set forth in the Preamble.

“HighPeak Independent Petroleum Engineers” has the meaning set forth in Section 5.13(a).

“HighPeak Interests” has the meaning set forth in the Recitals.

“HighPeak Material Adverse Effect” has the meaning set forth in Section 5.1.

“HighPeak Permits” has the meaning set forth in Section 5.8(a).

“HighPeak Plan” has the meaning set forth in Section 5.10(a).

“HighPeak Reserve Report” has the meaning set forth in Section 5.13(a).

“HPEP I” means HighPeak Energy Partners, LP, a Delaware limited partnership and an equityholder of HighPeak I.

“HPEP II” means HighPeak Energy Partners II, LP, a Delaware limited partnership and an equityholder of HighPeak II.

“HPK Energy” has the meaning set forth in the Recitals.

“HPK Energy GP” has the meaning set forth in the Preamble.

“HPK GP Interests” has the meaning set forth in the Recitals.

“HPK Interests” has the meaning set forth in the Recitals.

“HPK LP Interests” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including any capital gains and net worth Taxes), net profits, margin revenues or similar measure.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 8.6(a).

“Indemnified Persons” has the meaning set forth in Section 8.6(a).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the Transferred Entities, taken as a whole, that (a) is not known and is not reasonably foreseeable by the Parent Board as of the date of this Agreement, (b) does not relate to Parent or its Affiliates and (c) did not result from any breach of this Agreement by any Parent Party or any of their respective directors, officers, employees or other Representatives; provided, however, that no event, change, effect, development, condition or occurrence that would fall within any of the exceptions to the definition of “Material Adverse Effect” shall be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Intervening Event Notice” has the meaning set forth in Section 8.13(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of (a) in the case of Contributor, the individuals listed in Schedule 1.1(a) of the Contributor Disclosure Letter and (b) in the case of any Parent Party, the individuals listed in Schedule 1.1(a) of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 2.7(b)(i).

“LTIP” means the Long Term Incentive Plan of the Company in the form attached hereto as Exhibit C.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Transferred Entities (taken as a whole) relative to other businesses in the industries in which the Transferred Entities operate.

“Material HighPeak Contracts” has the meaning set forth in Section 5.15(b).

“Material HighPeak Insurance Policies” has the meaning set forth in Section 5.16.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Effective Time” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Approval” has the meaning set forth in Section 8.17.

“Minimum Aggregate Funding Availability” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the net cash proceeds to any Parent Party resulting from the PIPE Investment, plus (c) the aggregate amount of committed debt financing (including amounts drawn thereon and amounts available for future draws) for the Parent Parties and the Transferred Entities, excluding the Sponsor Loans unless otherwise agreed by the Parties (but in no event will Parent agree to same unless the Special Committee has approved same).

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the net cash proceeds to any Parent Party resulting from the PIPE Investment.

“Nasdaq” has the meaning set forth in Section 7.13.

“Net Mineral Acres” has the meaning set forth in Section 5.13(b).

“Notice Period” has the meaning set forth in Section 8.13(c).

“NYSE” has the meaning set forth in Section 7.13.

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in Section 7.12.

“Parent Board Recommendation” has the meaning set forth in Section 8.13(c).

“Parent Class A Common Stock” has the meaning set forth in the Recitals.

“Parent Class B Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Contracts” has the meaning set forth in Section 7.10.

“Parent Disclosure Letter” has the meaning set forth in Article VII.

“Parent Equity Interests” has the meaning set forth in Section 7.4(b).

“Parent Material Adverse Effect” has the meaning set forth in Section 7.1.

“Parent Offer” means the offer by Parent to the holders of Parent Class A Common Stock to redeem such shares for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Organizational Documents of Parent in connection with obtaining the Parent Stockholder Approval.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Preferred Stock” means the Preferred Stock of Parent, par value $0.0001 per share.

“Parent Related Persons” has the meaning set forth in Section 11.15(a).

“Parent Released Claims” has the meaning set forth in Section 11.15(b).

“Parent SEC Documents” has the meaning set forth in Section 7.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 7.12.

“Parent Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by stockholders of Parent of the Parent Offer to have shares of Parent Class A Common Stock redeemed.

“Parent Subsidiaries” has the meaning set forth in Article VI.

“Parent Subsidiary Material Adverse Effect” has the meaning set forth in Section 6.1.

“Parent Warrants” has the meaning set forth in Section 7.4(a).

“Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means, with respect to any Person:

(a)     preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents (i) for which written waivers or consents are obtained or notices are given from or to the appropriate parties for the Transactions, (ii) which are not applicable to the Transactions or (iii) are no longer exercisable;

(b)     contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business by the Person responsible for payment thereof;

(c)     Production Burdens payable to third parties that would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in such Person’s latest reserve report with respect to such lease, or increase the working interest of such Person or its Subsidiaries in any Oil and Gas Property above the working interest shown in such Person’s latest reserve report with respect to such property;

(d)     Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business (including Material HighPeak Contracts), but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property or asset encumbered thereby;

(e)     all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of such Person or any of its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby;

(f)     any Encumbrances discharged at or prior to the Closing;

(g)     Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(h)     Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (i) do not materially interfere with the operation, value or use of the property or asset affected thereby and (ii) would not reduce the net revenue interest share of such Person or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease or increase the working interest of such Person or of its Subsidiaries in any Oil and Gas Property above the working interest shown or used in the determination of reserves in such Person’s latest reserve report with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“PIPE Investment” means the issuance and sale of up to 10,000,000 shares of Company Common Stock in connection with the Closing, in a private placement to one or more qualified institutional buyers and accredited investors.

“Predecessor Agreement” has the meaning set forth in Section 6.4(c).

“Preliminary Settlement Statement” has the meaning set forth in Section 3.2(c).

“Proceeding” means any suit, proceeding or governmental investigation.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 8.13(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 11.15(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” has the meaning set forth in Section 8.4(a)(i).

“Represented Persons” has the meaning set forth in Section 11.16(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” has the meaning set forth in Section 7.12.

“Special Meeting” has the meaning set forth in Section 8.13(b).

“Sponsor” has the meaning set forth in Section 2.6(a).

“Sponsor Loans” means (a) those loans set forth on Schedule 1.1(b) of the Contributor Disclosure Letter in existence as of the date hereof, (b) additional monthly loans that may be made by Contributor or one of its affiliates in an amount equal to $0.033 for each share of Parent Class A Common Stock issued in Parent’s initial public offering that was not redeemed in connection with the vote of Parent’s stockholders to approve the date by which Parent must consummate a business combination for each month (commencing on October 17, 2019 and on the 17th day of each subsequent calendar month) that is needed by Parent to complete an initial business combination from October 17, 2019 to May 21, 2020, (c) additional monthly loans that may be made by Contributor or one of its affiliates in an amount equal to $0.02 for each share of Parent Class A Common Stock issued in Parent’s initial public offering that was not redeemed in connection with the vote of Parent’s stockholders to approve the date by which Parent must consummate an initial business combination for each month (commencing on May 21, 2020 and on the 21st day of each subsequent calendar month) that is needed by Parent to complete an initial business combination from May 21, 2020 to August 21, 2020; provided, however, that in no event shall such monthly loan amount exceed $200,000 per month and (d) such other amounts as the Parties may agree (provided that in the case of obtaining approval of Parent of any such other amounts in excess of $5,000,000 in the aggregate, the Special Committee shall approve in writing such amounts). For the avoidance of doubt, Sponsor Loans shall not include any amounts incurred or advanced in respect of the Grenadier PSA.

“Sponsor Support Agreement” has the meaning set forth in Section 2.6(a).

“Stock Consideration” has the meaning set forth in Section 3.1.

“Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Provisions” has the meaning set forth in Section 11.2.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“Terminable Breach” has the meaning set forth in Section 10.1(b)(ii).

“Title Threshold” means an amount equal to five percent (5%) of the amount obtained by multiplying (a) the number of shares constituting the Stock Consideration and (b) $10.00.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Expenses” has the meaning set forth in Section 10.3(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes imposed with respect to or resulting from the Transactions; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transferred Entities” has the meaning set forth in the Recitals.

“Transferred Interests” has the meaning set forth in the Recitals.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated effective April 12, 2018, between Parent and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Ultimate Parent Entity” has the meaning given to such term in the HSR Act.

“Unadjusted Shares” has the meaning set forth in Section 3.1.

“Voting Debt” has the meaning set forth in Section 7.4(a).

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as the warrant agent under the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated April 12, 2018, by and between Parent and the Warrant Agent.

“Warrant Agreement Assignment” has the meaning set forth in Section 2.6(c).

“Willful and Material Breach” means a material breach that is a consequence of an act (including the failure to act) undertaken by the breaching Party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

Article II
MERGER

2.1     The Merger. At the Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2     Merger Effective Time. Subject to and upon the terms and conditions of this Agreement, on the Closing Date and prior to the Closing, Parent and Merger Sub shall execute and deliver for filing the Certificate of Merger to the Secretary of State of the State of Delaware, in such manner as is provided in the DGCL. Parent and Merger Sub shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Merger, which time shall in any event occur immediately prior to the Closing (such time as the Merger becomes effective, the “Merger Effective Time”).

2.3     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time and by virtue of the Merger, (a) the certificate of incorporation of Parent shall be amended to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Merger Effective Time, except (i) for Article FIRST, which shall read “The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”)” and (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL, and (b) the bylaws of Parent shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub immediately prior to the Merger Effective Time, and, as so amended, shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL.

2.4     Directors and Officers of the Surviving Corporation. At the Merger Effective Time, (a) the directors serving on the board of directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly elected and qualified or until their respective earlier death, resignation or removal and (b) the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation as of and immediately after the Merger Effective Time, to serve as such until their respective successors have been duly appointed and qualified or until their respective earlier death, resignation or removal.

2.5     Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Parent and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Parent and Merger Sub shall be vested in the Surviving Corporation.

2.6     Effect of Merger on Capital Stock and Parent Warrants. By virtue of the Merger and without any action on the part of any Party or any other Person:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company one fully paid and nonassessable share of Company Common Stock (such conversion ratio, subject to adjustment pursuant to Section 2.6(f), the “Conversion Ratio”), subject to any withholding Taxes required by applicable Law (the “Merger Consideration”); provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(b)     Conversion of Merger Sub Capital Stock. At the Merger Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be immediately and automatically converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation, with all of such shares of the Surviving Corporation held solely by the Company. All shares of common stock of Merger Sub, when converted as provided in this Section 2.6(b), shall no longer be outstanding and shall cease to exist.

(c)     Parent Warrants. At the Merger Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Merger Effective Time will, pursuant to the terms of the Warrant Agreement, automatically represent the right to purchase shares of Company Common Stock on the same terms and conditions as are set forth in the Warrant Agreement (each a “Company Warrant”); provided, however, that all Parent Warrants held by Sponsor or HPEP II shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the Sponsor Support Agreement. Effective as of the Merger Effective Time, (i) the Company and the Surviving Corporation (as successor to Parent) shall enter into an assignment agreement in a form mutually agreed upon by such parties (the “Warrant Agreement Assignment”), pursuant to which the Surviving Corporation (as successor to Parent) assigns to the Company, and the Company assumes, the rights and obligations of Parent under the Warrant Agreement and the Surviving Corporation (as successor to Parent) undertakes to cause the Company to perform its obligations thereunder and (ii) the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of such Company Warrants.

(d)     Parent Units. Effective immediately prior to the conversions contemplated by Section 2.6(a) and Section 2.6(c), any and all “Units” (as such term is defined in the Warrant Agreement), which are composed of one share of Parent Class A Common Stock and one-half of one Parent Warrant, shall be immediately and automatically detached and broken out into their constituent parts, such that a holder of a Unit shall be deemed to hold one share of Parent Class A Common Stock and one-half of one Parent Warrant and such underlying constituent securities shall be converted in accordance with Section 2.6(a) and Section 2.6(c), as applicable.

(e)     Cancellation of Company Common Stock and Parent Common Stock Owned by Parent. At the Merger Effective Time, if there are any shares of Company Common Stock or Parent Common Stock that are owned by Parent or any shares of Company Common Stock or Parent Common Stock owned by any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)     Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(g)     No Fractional Shares. No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Parent Common Stock who would otherwise be entitled to receive a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Parent Class A Common Stock on the national securities exchange on which the Parent Class A Common Stock may be trading on the Business Day immediately prior to the Closing Date. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Company Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of Company Common Stock.

(h)     Transfers of Ownership. If any certificate for shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

2.7     Exchange of Securities.

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock issuable to such holders and (ii) sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)     Exchange Procedures.

(i)     As soon as reasonably practicable after the Merger Effective Time, but in no event more than ten (10) Business Days after the Closing Date, the Surviving Corporation and the Company shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Merger Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Merger Effective Time represent shares of Parent Common Stock (the “Certificates”) or (B) shares of Parent Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by the Company and Contributor prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash in lieu of fractional shares or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

(c)     Termination Rights. All Merger Consideration, dividends or other distributions with respect to Company Common Stock pursuant to Section 2.7(g), and any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.6(g) paid upon the surrender of and in exchange for shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Common Stock. At the Merger Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration issuable in respect of the shares of Parent Common Stock previously represented by such Certificates or Book-Entry Shares, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), without any interest thereon (as applicable).

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former common stockholders of Parent on the date that is six (6) months after the Closing Date shall be delivered to the Company or, at the Company’s direction, Surviving Corporation, upon demand, and any former stockholders of Parent who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock to which they are entitled pursuant to Section 2.6(g) and any dividends or other distributions with respect to shares of Company Common Stock to which they are entitled pursuant to Section 2.7(g), in each case without interest thereon (as applicable), shall thereafter look only to the Surviving Corporation and the Company for payment of their claim for such amounts.

(e)     No Liability. None of the Surviving Corporation, any Party or the Exchange Agent shall be liable to any holder of Parent Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in respect of the shares of Parent Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), in each case, without any interest thereon (as applicable).

(g)     Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Company Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 2.7. Following surrender of any such Certificate or Book-Entry Shares, such holder of whole shares of Company Common Stock issuable in exchange therefor, shall be promptly paid, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such payment date following such surrender payable with respect to such whole shares of Company Common Stock. For purposes of dividends or other distributions in respect of shares of Company Common Stock, all whole shares of Company Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Company Common Stock were issued and outstanding as of the Merger Effective Time.

2.8     Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Merger Sub, the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
THE BUSINESS COMBINATION

3.1     Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing and effective immediately following the Merger, (a) Contributor shall (i) contribute and assign to the Company all of the HPK LP Interests and (ii) assign to the Company (or a subsidiary designated by the Company that is disregarded as separate from the Company for U.S. federal income tax purposes) all of the HPK GP Interests, (b) Contributor shall contribute and assign to the Company any and all Sponsor Loans with respect to which any Contributor is the payee and the Company is the obligor and such loans shall be immediately and automatically cancelled by the Company, with no further action required by any Person, effective at the Closing and (c) the Company shall issue to Contributor 75,000,000 shares of Company Common Stock in book-entry form (the “Unadjusted Shares”), subject to adjustment in accordance with Section 3.2 (as adjusted, the “Stock Consideration”). The Stock Consideration will be issued to Contributors pro rata based on their respective pro rata limited partner Interests in HPK Energy (each such pro rata amount, the “Contributor Percentage Interest”) as of the Closing, with no such Stock Consideration being issued with respect to any HPK GP Interests.

3.2     Consideration Adjustment.

(a)     Upward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing upward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of Contributor’s Transaction Expenses paid by or on behalf of Contributor prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent (other than Contributor’s Transaction Expenses paid by the HighPeak Entities);

(ii)     the amount of (A) any and all cash contributed by Contributor to any HighPeak Entity, plus (B) any and all amounts paid by Contributor or any of its Affiliates (other than a HighPeak Entity) on behalf of a HighPeak Entity for which Contributor or such Affiliate does not receive reimbursement, in each case, to the extent any such contribution or payment is made during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent;

(iii)     an amount equal to the product of (A) $500,000, multiplied by (B) the number of calendar months between the Effective Date and the Closing Date, which amount shall be pro-rated for any partial calendar months during such time period;

(iv)     the amount of all Sponsor Loans as of the Closing Date; and

(v)     any other amounts otherwise agreed upon in writing by the Parties (in the case of approval by Parent, the Special Committee shall approve in writing any such other amounts).

(b)     Downward Adjustments. The number of Unadjusted Shares shall be adjusted as of the Closing downward by a number of shares of Company Common Stock, rounded to the nearest whole number, calculated by dividing (x) the sum of the following amounts (without duplication) by (y) $10.00:

(i)     the amount of (A) any and all cash and rights to repayment under any Sponsor Loans distributed by the HighPeak Entities, plus (B) any and all revenues of any HighPeak Entity that are paid directly to Contributor or any of its Affiliates (other than a HighPeak Entity) and that are not remitted to such HighPeak Entity, in each case, to the extent distributed or paid during the period that commences on the Effective Date and ends immediately prior to the Closing, subject to reasonable supporting documentation provided by Contributor to Parent; and

(ii)     any other amounts otherwise agreed upon in writing by the Parties.

(c)     Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, the Contributor Representative shall prepare and submit to the Company for review a draft settlement statement (as updated in accordance herewith, the “Preliminary Settlement Statement”) that shall set forth the Contributor Representative’s good faith estimate of the Stock Consideration (based upon a mutually agreed valuation of the Transferred Interests of $750,000,000, and the other adjustments in Section 3.2), reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement, and the calculation of the adjustments used to determine such amount, accompanied by reasonable supporting documentation provided by the Contributor Representative to the Company. The Preliminary Settlement Statement shall also reflect the Contributor Percentage Interest of each Contributor as of the Closing and the allocation of the Stock Consideration among all Contributors in accordance with each Contributor’s respective Contributor Percentage Interests, which stated Contributor Percentage Interest and allocations of Stock Consideration, absent manifest error shall be final and binding and non-disputable by any Parent Party. Within two (2) Business Days after the receipt of the Preliminary Settlement Statement by the Company, the Company shall deliver to the Contributor Representative a written report containing any and all changes that the Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Company and the Contributor Representative shall, in good faith, attempt to agree in writing on any changes to the Preliminary Settlement Statement as soon as possible after the Contributor Representative’s receipt of such written report. The Preliminary Settlement Statement, as agreed upon in writing by the Company and the Contributor Representative, will be used to adjust the Unadjusted Shares at the Closing; provided that if the Company and the Contributor Representative do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment(s) shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributor to the Company pursuant to this Section 3.2(c); provided, further, that the Contributor Representative may update the Preliminary Settlement Statement up to one (1) Business Day prior to the Closing to reflect any changes in information occurring after the delivery of the initial draft of the Preliminary Settlement Statement; provided, further, that the Contributor Representative may, at any time prior to the final settlement contemplated by Section 3.2(e), provide an updated statement reflecting any corrected or updated Contributor Percentage Interest of each Contributor as of the Closing and the corresponding allocations of Stock Consideration; provided, however, that the number of shares of Company Common Stock issued pursuant to this Section 3.2(c) shall be rounded to the nearest whole number of shares for each Contributor. The Parent Parties shall be entitled to rely on the reported Contributor Percentage Interests and corresponding allocations of Stock Consideration listed in the Preliminary Settlement Statement and any subsequently provided statement contemplated by this Section 3.2(c).

(d)     Final Settlement Statement. On or before ninety (90) days after the Closing, the Company shall prepare and deliver to the Contributor Representative a final settlement statement (the “Final Settlement Statement”), showing the actual adjustments required to be made to the Unadjusted Shares pursuant to Section 3.2(a) and Section 3.2(b) (and any supporting calculations and documentation) and the resulting final Stock Consideration (the “Final Consideration”). As soon as practicable, and in any event within thirty (30) days after the Contributor Representative’s receipt of the Final Settlement Statement, the Contributor Representative shall return to the Company a written report containing any changes to the Final Settlement Statement (including any changes to correct the Contributor Percentage Interests as of Closing), proposed in good faith, and an explanation and any supporting documentation of any such changes (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived. The Company and the Contributor Representative shall make available to one another such information and records related to the calculation of the adjustments described in Section 3.2(a) and Section 3.2(b) to the extent reasonably necessary for the Company and the Contributor Representative to verify and audit any adjustment(s) proposed by the Company in the draft Final Settlement Statement or by the Contributor Representative in the Dispute Notice. The Company and the Contributor Representative shall work together, in good faith, to resolve any matters addressed in the Dispute Notice.

(e)     Resolution of Final Consideration.

(i)     If the Contributor Representative fails to timely deliver a Dispute Notice to the Company, the Final Settlement Statement as delivered by the Company will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.

(ii)     If the Company and the Contributor Representative mutually agree on any changes to the Final Settlement Statement and agree in writing upon the resulting Final Consideration, the Final Settlement Statement (as revised) and the Final Consideration shall be final and binding on the Parties and not subject to further audit or arbitration.

(iii)     If the Company and the Contributor Representative are unable to resolve all of the matters addressed in the Dispute Notice within fifteen (15) Business Days after the delivery of such Dispute Notice by the Contributor Representative to the Company, the Contributor Representative or the Company may, upon notice to the other, submit all unresolved matters addressed in the Dispute Notice to an independent accounting firm mutually agreed by the Company and the Contributor Representative (the “Accounting Arbitrator”) to resolve any such disputed matters in accordance with this Section 3.2(e)(iii). Within twenty (20) Business Days of a matter being submitted to the Accounting Arbitrator by the Company or the Contributor Representative in accordance with the preceding sentence, each of the Company and the Contributor Representative shall summarize its position with regard to such dispute in a written document and submit such summary to the Accounting Arbitrator, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Person may desire to submit. Within ten (10) Business Days after receiving the respective submissions from the Company and the Contributor Representative, the Accounting Arbitrator shall render a decision choosing either the Contributor Representative’s position or the Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, absent manifest error by the Accounting Arbitrator, be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne by the Company. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the disputes presented to it, shall be limited to the procedures in this Section 3.2(e)(iii), may not hear or decide any matters except the disputes presented to it and may not award damages, interest, costs, attorneys’ fees, expenses or penalties to any Party. In addition, the Accounting Arbitrator shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Arbitrator in the process of resolving such disputes. The Final Settlement Statement and Final Consideration, as revised, by mutual agreement by the Company and the Contributor Representative (if at all) and by the decision rendered by the Accounting Arbitrator shall, absent manifest error by the Accounting Arbitrator, be final and binding on the Parties and not subject to further audit or arbitration.

(iv)     Any difference in the Stock Consideration as delivered at the Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be delivered by the owing Person(s) within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Person(s). Within five (5) Business Days after the final determination of such owed amounts, the Contributor Representative shall notify the Company and Contributor in writing of the number of shares of Company Common Stock that are to be issued to, or surrendered by, each Contributor, which issuance to, or surrender by, such Person shall be made in a manner such that the final Stock Consideration as determined in accordance with Section 3.2(d) and this Section 3.2(e) is held by each Contributor in accordance with its respective Contributor Percentage Interest; provided, however, that the number of shares of Company Common Stock issued or surrendered pursuant to this Section 3.2(e)(iv) shall be rounded to the nearest whole number of shares for each Contributor. All shares of Company Common Stock delivered pursuant to this Section 3.2(e)(iv) shall be made via book-entry notation by reflecting therein the issuance to the applicable Contributor (with respect to any amount owed by the Company) or surrendering to the Company (with respect to any amount owed by Contributor, as successors to Contributor) the number of shares of Company Common Stock equal to the difference between the Stock Consideration paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration as finally determined in accordance with this Section 3.2(e). The Company shall, in reliance on such notice from the Contributor Representative, take such actions as are necessary to effect such book-entry notations.

(f)     Adjustments to Stock Consideration. The Stock Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock that is subsequently converted into any Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide Contributor the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

3.3     Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time (or if the Merger Effective Time has not occurred by such time, immediately following the Merger Effective Time), on a date that is two Business Days (or on such other date as Parent and Contributor may agree in writing) following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article IX (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and Contributor may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs. Subject to the terms of this Agreement, the consummation of the Business Combination shall be deemed to have occurred immediately following the Merger Effective Time.

3.4     Deliveries and Actions at Closing.

(a)     At or prior to the Closing, Parent shall deliver, or shall cause to be delivered, the following:

(i)     to Contributor, the certificate described in Section 9.2(c);

(ii)     to the Company, all of Parent’s cash, including the cash held in the Trust Account but excluding the Parent Stockholder Redemption Amount, unless otherwise agreed by the Parties;

(iii)     to each of the Company and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by the Surviving Corporation (as successor to Parent);

(iv)     to HighPeak I, HPEP I and such Persons, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, an amended and restated Forward Purchase Agreement in substantially the form attached hereto as Exhibit E (the “Forward Purchase Agreement Amendment”), duly executed by Parent;

(v)     to Contributor, evidence of the resignations, removals and appointments, if any, contemplated by Section 8.18;

(vi)     to Contributor, the Certificate of Merger, duly executed by Parent, which shall have been filed in accordance with Section 2.1;

(vii)     to Contributor and the Trustee, the documents, opinions, and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination;

(viii)     to Contributor and the Company, an assignment agreement in substantially the form attached hereto as Exhibit F (the “Assignment Agreement”), duly executed by Parent; and

(ix)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)     At or prior to the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(i)     to Parent and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by Contributor;

(ii)     to Parent and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by Contributor;

(iii)     to the Company and Parent, the Assignment Agreement, duly executed by Contributors;

(iv)     to the Company, a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of each Contributor;

(v)     to the Parent Parties, the certificate described in Section 9.3(c); and

(vi)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(c)     At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(i)     to Contributor, the Stock Consideration;

(ii)     to Contributor and the other parties thereto, a counterpart to the Stockholders’ Agreement, duly executed by the Company;

(iii)     to Contributor and the other parties thereto, a counterpart to the Registration Rights Agreement, duly executed by the Company;

(iv)     to Contributor, the certificate described in Section 9.2(c);

(v)     to HighPeak I, HPEP I and such Persons, if any, specified by HPEP I to whom HPEP I will transfer all or part of its obligations under the Forward Purchase Agreement, the Forward Purchase Agreement Amendment, duly executed by the Company;

(vi)     to Contributor and Parent, the Assignment Agreement, duly executed by the Company;

(vii)     to each of Parent and the Warrant Agent, a counterpart of the Warrant Agreement Assignment, duly executed by the Company; and

(viii)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

3.5     Legend. Any certificate representing Company Common Stock issued to Contributor pursuant to this Article III shall be imprinted with (or, if such Company Common Stock is uncertificated, the notice required to be delivered to any Person pursuant to Section 151(f) of the DGCL shall contain, in addition to such other information as is expressly required by Section 151(f) of the DGCL) the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

Article IV
REPRESENTATIONS AND WARRANTIES related to CONTRIBUTOR

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Contributor to the Parent Parties on or prior to the date of this Agreement (the “Contributor Disclosure Letter”), each Contributor, severally and not jointly, represents and warrants as to itself and, to the extent applicable, the Transferred Entities only and not as to any other Person, to the Parent Parties as of the date hereof as follows:

4.1     Organization, Standing and Power. Each Contributor (a) is a limited partnership or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Contributor, taken as a whole (a “Contributor Material Adverse Effect”). Each Contributor has heretofore made available to the Company complete and correct copies of its Organizational Documents, in each case, as of the date hereof.

4.2     Authority; No Violations; Consents and Approvals.

(a)     Each Contributor has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Contributor. Any and all approvals by the direct and indirect owners of such Contributor necessary or appropriate for such Contributor to consummate the Transactions have been received and are in full force and effect. The execution and delivery of this Agreement by such Contributor and the consummation by each Contributor of the Transactions applicable to such Contributor have been duly authorized by all necessary action on the part of such Contributor. This Agreement has been duly executed and delivered by such Contributor and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of such Contributor enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of such Contributor to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, preferential purchase rights, first offer or first refusal, in each case, with respect to the Transferred Interests or the assets of any Transferred Entity, under any provision of (i) the Organizational Documents of such Contributor, (ii) assuming the consents, approvals and notices referred to in Section 4.2(d) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(d) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is a party or by which such Contributor’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 4.3, Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to such Contributor or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (B) have not had and are not reasonably likely to result in any loss of (i) any Transferred Interests or (ii) any material assets of any Transferred Entity.

(c)     Each Contributor is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such Contributor, except for defaults or violations that (i) have not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity or any direct or indirect owners of such Contributor) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Contributor is now a party or by which such Contributor or any of its properties or assets is bound is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, other than Immaterial Consents.

4.3     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by such Contributor in connection with the execution and delivery of this Agreement by such Contributor or the consummation by such Contributor of the Transactions applicable to such Contributor, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Contributor Material Adverse Effect or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

4.4     Ownership of the Transferred Interests. Each of HighPeak I, HighPeak II and HighPeak III is the record and beneficial owner of, and has good and valid title to, its respective Contributor Percentage Interest of the issued and outstanding HPK LP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HPK Energy. HPK Energy GP is the record and beneficial owner of, and has good and valid title to, the HPK GP Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HPK Energy. HPK Energy is the record and beneficial owner of, and has good and valid title to, all of the Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Holdings, HighPeak Assets I or HighPeak Assets II. As of the Closing, HPK Energy will have good and valid title to all of the Interests in HighPeak Employer, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of HighPeak Employer.

4.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Contributor.

4.6     Accredited Investor; Investment Intent. Each Contributor is an accredited investor as defined in Regulation D under the Securities Act. Each Contributor is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

4.7     No Additional Representations.

(a)     Except for the representations and warranties made in this Article IV and in Article V, neither such Contributor nor any other Person on behalf of such Contributor makes any express or implied representation or warranty with respect to such Contributor or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the HighPeak Entities, and such Contributor hereby disclaims any such other representations or warranties. In particular, except for the representations and warranties made by such Contributor in this Article IV and in Article V, and without limiting the foregoing disclaimer, neither such Contributor nor any other Person on behalf of such Contributor makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to, any oral or written information presented to any Parent Party or any of their Affiliates or Representatives in the course of their due diligence investigation of the HighPeak Entities, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, each Contributor acknowledges and agrees that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to any Parent Party whatsoever, express or implied, beyond those expressly given by the applicable Parent Parties in Article VI and in Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to any Contributor or any of their Representatives. Without limiting the generality of the foregoing, such Contributor acknowledges that none of the Parent Parties or any other Person has made or is making any representations or warranties with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Contributor or any of their Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

Article V
REPRESENTATIONS AND WARRANTIES
related to the highpeak entities

Except as set forth in the Contributor Disclosure Letter, Contributor collectively represents and warrants to the Parent Parties as of the date hereof as follows:

5.1     Organization, Standing and Power. Each of the HighPeak Entities (a) is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority (i) has not had, individually or in the aggregate, a Material Adverse Effect on the Transferred Entities, taken as a whole (a “HighPeak Material Adverse Effect”), or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. Contributor has heretofore made available to the Company complete and correct copies of the Organizational Documents of each of the HighPeak Entities, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the HighPeak Entities have not been amended in any respect from the copy made available to the Company, except for any amendments made in accordance with Section 8.1.

5.2     Capitalization. The HighPeak Interests represent all of the issued and outstanding Interests in the HighPeak Entities. The HighPeak Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act or Section 17-607 of the Delaware Limited Partnership Act, as applicable) and the HighPeak Interests are not subject to preemptive rights. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any HighPeak Entity is a party or by which it is bound in any case obligating such HighPeak Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in such HighPeak Entity, or obligating such HighPeak Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a HighPeak Entity is a party or by which it is bound relating to the voting of any HighPeak Interests. Except for HPK Energy’s Interests in HighPeak Holdings, HighPeak Assets I and HighPeak Assets II, and, as of the Closing, HighPeak Employer, no HighPeak Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

5.3     No Violations; Consents and Approvals.

(a)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of any HighPeak Entity to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any of the HighPeak Entities (including, for the avoidance of doubt, any of the Oil and Gas Properties of the HighPeak Entities) under, any provision of (i) the Organizational Documents of any HighPeak Entity, (ii) assuming the consents, approvals and notices referred to in Section 4.2(c) and Section 5.3(c) (in each case, including Immaterial Consents) and Schedule 4.2(c) and Schedule 5.3(c) of the Contributor Disclosure Letter are duly and timely obtained or made, any Material HighPeak Contract or an Oil and Gas Lease of any HighPeak Entity or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.4 and Schedule 4.3 and Schedule 5.4 of the Contributor Disclosure Letter are duly and timely obtained or made, any Law applicable to any applicable HighPeak Entity or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that (A) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     No HighPeak Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of such HighPeak Entity, except for defaults or violations that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(c)     No consent or approval from, or notice to, any third party under any Material HighPeak Contract or an Oil and Gas Lease of any HighPeak Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, other than Immaterial Consents.

5.4     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by any HighPeak Entity in connection with the execution and delivery of this Agreement by Contributor or the consummation of the Transactions, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by such HighPeak Entity or its Ultimate Parent Entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (c) any such consent, approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

5.5     Financial Statements.

(a)     Contributor has made available to the Company (i) the audited consolidated balance sheet of HPK Energy as of December 31, 2019 (the “Balance Sheet Date”) and the related consolidated statement of operations, changes in partners’ capital and cash flows for HPK Energy covering the period from the inception of HPK Energy through December 31, 2019, (ii) the audited consolidated balance sheet of each of HPEP I and HPEP II (which includes the financial information of the applicable HighPeak Entity(ies) as noted therein) as of December 31, 2019 and the related statements of operations, changes in partners’ capital and cash flows for the period from inception through December 31, 2019 and (iii) the unaudited balance sheet of HighPeak Employer as of December 31, 2019 (collectively, the financial statements described in this paragraph, the “Financial Statements”).

(b)     The Financial Statements, to the extent they relate to the financial information of the Transferred Entities, (i) have been prepared based upon the books of account and other financial records of the Transferred Entities, (ii) have been prepared in accordance with GAAP consistently applied using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon, except, solely with respect to any unaudited Financial Statements, for (A) the absence of footnotes and (B) normal year-end adjustments which are not material to the Transferred Entities, taken as a whole and (iii) fairly present, in all material respects, the financial position and performance of the Transferred Entities as of the dates thereof and for the periods set forth therein.

5.6     Absence of Certain Changes or Events.

(a)     Since the Effective Date, there has not been any event, change, effect or development that, individually or in the aggregate, has had a HighPeak Material Adverse Effect.

(b)     From the Effective Date through the date of this Agreement, the Transferred Entities have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

5.7     No Undisclosed Material Liabilities. There are no liabilities of any Transferred Entity, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for in the Financial Statements; (b) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (c) liabilities incurred in connection with any emergency on any of the oil and gas properties or assets of the HighPeak Entities, in any case incurred subsequent to the Balance Sheet Date; (d) liabilities for fees and expenses incurred in connection with, or in furtherance of, the Transactions; (e) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (f) liabilities incurred as permitted under Section 8.1(b); and (g) liabilities which have not had, individually or in the aggregate, a HighPeak Material Adverse Effect and have not and are not reasonably likely to exceed, individually and in the aggregate, $20,000,000.

5.8     HighPeak Permits; Compliance with Applicable Law.

(a)     The HighPeak Entities hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “HighPeak Permits”), except where the failure to so hold (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect and (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. The HighPeak Entities are in compliance with the terms of the HighPeak Permits in all material respects. As of the date hereof, no investigation or review by any Governmental Entity with respect to any HighPeak Entity is pending or, to Contributor’s Knowledge, threatened, other than those the outcome of which is not reasonably expected (A) to have, individually or in the aggregate, a HighPeak Material Adverse Effect or (B) to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

(b)     Except with respect to compensation, benefits and labor matters (which are provided for in Section 5.10 and Section 5.11), Tax matters (which are provided for in Section 5.10 and Section 5.12) and environmental matters (which are provided for in Section 5.14), the HighPeak Entities are in compliance with and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation (i) has not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) has not had and is not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000. As of the date hereof, no HighPeak Entity has received any written communication since December 31, 2018 from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation of, any applicable Law.

5.9     Litigation. Except for such matters as have not had, individually or in the aggregate, a HighPeak Material Adverse Effect, there is no (a) Proceeding pending, or, to Contributor’s Knowledge, threatened against any HighPeak Entity or (b) judgment, settlement, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against any HighPeak Entity, in each case, that would be reasonably likely to materially interfere with the business of such HighPeak Entity as currently conducted, or after the Closing, the business of Parent Parties as proposed to be conducted.

5.10     Compensation; Benefits.

(a)     Schedule 5.10(a) of the Contributor Disclosure Letter identifies each material Employee Benefit Plan sponsored, maintained or contributed to by any Transferred Entity or with respect to which any Transferred Entity has any liability, excluding any Employee Benefit Plans maintained by any professional employer organization (each, a “HighPeak Plan”). Contributor has made available to the Company, with respect to each HighPeak Plan, as applicable: (i) the plan document and (ii) to the extent applicable, the summary plan descriptions and summaries of material modifications thereto.

(b)     None of the Transferred Entities has contributed to, has ever had an obligation to contribute to, or had any liability with respect to (including contingent liability), and none of the HighPeak Plans are, (i) an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or (ii) except as required by applicable Law, an Employee Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(c)     Except as would not have, individually or in the aggregate, a HighPeak Material Adverse Effect, each HighPeak Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(d)     Neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) accelerate the time of payment or vesting under any HighPeak Plan or (ii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any HighPeak Plan.

(e)     No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No HighPeak Plan provides for the gross-up of or reimbursement for any Taxes imposed by Sections 4999 or 409A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.10 and in Section 5.11 are the only representations and warranties in this Agreement with respect to compensation and benefit matters of the Transferred Entities.

5.11     Labor Matters.

(a)     As of the date of this Agreement, (i) none of the Transferred Entities is a party to any collective bargaining agreement or other agreement with any labor union, (ii) to Contributor’s Knowledge, there is no pending union representation petition involving employees of the Transferred Entities, and (iii) there is no pending or, to Contributor’s Knowledge, threatened organizational activity of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)     As of the date of this Agreement, there is no unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against the Transferred Entities pending, or, to Contributor’s Knowledge, threatened.

(c)     As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to Contributor’s Knowledge, threatened, against or involving any Transferred Entity.

(d)     The Transferred Entities are, as of the date of this Agreement, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and, as of the date of this Agreement, there are no Proceedings pending or, to Contributor’s Knowledge, threatened against the Transferred Entities, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, other than any such matters described in this sentence that (i) have not had, individually or in the aggregate, a HighPeak Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Parent Parties in excess of $1,000,000.

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 5.10 and this Section 5.11 are the only representations and warranties in this Agreement with respect to compensation, benefits and labor matters of the Transferred Entities.

5.12     Taxes.

(a)     All material Tax Returns required to be filed by or with respect to the Transferred Entities or with respect to the assets of the Transferred Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Transferred Entities (or for which the Transferred Entities may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to any Transferred Entity have been satisfied in full. There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of the Transferred Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against a Transferred Entity or with respect to the assets of a Transferred Entity in respect of any Tax or Tax Return.

(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any Transferred Entity.

(d)     There is no outstanding material claim, assessment or deficiency against any Transferred Entity for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Contributor (or its Affiliates) or a Transferred Entity in a jurisdiction where a Transferred Entity does not file a Tax Return that it is or may be subject to Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by either Contributor, its Affiliates or a Transferred Entity.

(f)     No Transferred Entity is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(g)     No Transferred Entity has participated, nor is any Transferred Entity currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of the HighPeak Entities presently is properly classified as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, has been since formation properly classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each of the HighPeak Entities other than HPK Energy will be at the Closing properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes. No HighPeak Entity has made any filing with any Tax authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(i)     None of the assets of any HighPeak Entity are subject to a tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)     HighPeak Employer is properly classified as an association taxable as a corporation for U.S. federal income tax purposes.

(k)     Other than for purposes of Texas franchise tax, no Transferred Entity is or has ever been, a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), as a transferee or successor, or otherwise by operation of Law.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.12 and Section 5.10 are the only representations and warranties in this Agreement with respect to Tax matters of the Transferred Entities.

5.13     Oil and Gas Matters.

(a)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold and except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by Cawley, Gillespie & Associates, Inc. (the “HighPeak Independent Petroleum Engineers”) as of December 31, 2019 relating to the Oil and Gas Properties owned by the applicable HighPeak Entity referred to in each such reserve report, copies of which are attached to Schedule 5.13(a) of the Contributor Disclosure Letter (collectively, the “HighPeak Reserve Report”), the HighPeak Entities have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the HighPeak Reserve Report and, in each case, as attributable to interests owned by the HighPeak Entities. The term “Good and Defensible Title” means that a HighPeak Entity’s title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the HighPeak Reserve Report) (A) entitles such HighPeak Entity to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (I) decreases in connection with those operations in which the HighPeak Entities or their successors or assigns may, from and after the date of this Agreement and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (II) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement and (III) decreases required after the date of this Agreement to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (B) obligates such HighPeak Entity to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by the HighPeak Independent Petroleum Engineers in the determination of the reserves shown in) the HighPeak Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the HighPeak Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties, except for (I) increases resulting from contribution requirements with respect to defaulting co-owners from and after the date of this Agreement under applicable operating agreements or (II) increases to the extent that such increases are accompanied by a proportionate increase in the net revenue interest of the HighPeak Entities and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)     As of the date hereof, except to the extent Aggregate Title Losses do not exceed the Title Threshold, the HighPeak Entities hold defensible title (that is either of record or in which the HighPeak Entities have contractual rights) to Oil and Gas Leases covering not less than the number of gross acres and Net Mineral Acres and the geological formations in Howard and Borden Counties, Texas as described under the caption “Information About the Target Assets—HighPeak Assets” in the Proxy Statement, subject to Permitted Encumbrances. The term “Net Mineral Acres” means, with respect to each Oil and Gas Lease of the HighPeak Entities in Howard County and Borden County, Texas, (i) the number of gross acres in the lands covered by such Oil and Gas Lease, multiplied by (ii) the undivided mineral interest in such lands covered by such Oil and Gas Lease, multiplied by (iii) the applicable HighPeak Entity’s working interest in such Oil and Gas Lease.

(c)     The factual, non-interpretive data supplied to the HighPeak Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the HighPeak Reserve Report, by or on behalf of the HighPeak Entities that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the HighPeak Entities in connection with the preparation of the HighPeak Reserve Report was, as of the time provided, accurate in all material respects. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, to Contributor’s Knowledge, there have been no changes in respect of the matters addressed in the HighPeak Reserve Report that have had, individually or in the aggregate, a HighPeak Material Adverse Effect.

(d)     Except as has not had, individually or in the aggregate, a HighPeak Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a HighPeak Entity have been timely and properly paid and (iii) as of the date hereof, no HighPeak Entity has received written notice from any other party to any such Oil and Gas Lease that such HighPeak Entity is in breach or default under any Oil and Gas Lease.

(e)     All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the HighPeak Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law.

(f)     All Hydrocarbon, water, CO2 or injection wells located on any of the Oil and Gas Properties of any HighPeak Entity have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material HighPeak Contract.

(g)     As of the date hereof, there is no well included in the Oil and Gas Properties of any HighPeak Entity that is subject to any order from any Governmental Entity or written notice pursuant to an Oil and Gas Lease or a Material HighPeak Contract from any other third party requiring that such well be plugged and abandoned.

(h)     As of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any HighPeak Entity or any Oil and Gas Properties and which Contributor reasonably anticipates will individually require expenditures by a HighPeak Entity in excess of $100,000.

(i)     No HighPeak Entity is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j)     Except to the extent Aggregate Title Losses do not exceed the Title Threshold, no HighPeak Entity is in breach or default of, in any material respect, any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease. As of the date hereof, no HighPeak Entity has received from any applicable lessor any written notice of any material default or material breach by such HighPeak Entity under any Oil and Gas Lease for which default or breach has not been cured or remedied.

(k)     There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the HighPeak Entities that would be triggered by the consummation of the Transactions and result in a loss of any material portion of such Oil and Gas Properties.

5.14     Environmental Matters. Except for those matters that have not had, individually or in the aggregate, a HighPeak Material Adverse Effect:

(a)     the HighPeak Entities and their respective operations and assets are in compliance with Environmental Laws and such compliance includes holding and maintaining all HighPeak Permits issued pursuant to Environmental Laws required for the operations of the HighPeak Entities as presently conducted;

(b)     the HighPeak Entities are not subject to any pending or, to Contributor’s Knowledge, threatened Proceeding under Environmental Laws and, to Contributor’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such liability or obligation;

(c)     there have been no Releases of Hazardous Materials at any property owned, operated or otherwise used by any HighPeak Entity, which Releases are reasonably likely to result in a liability to a HighPeak Entity under Environmental Law; and

(d)     as of the date hereof, no HighPeak Entity has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property owned, operated, or otherwise used by any HighPeak Entity.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.14 are the only representations and warranties in this Agreement with respect to environmental matters of the HighPeak Entities.

5.15     Material Contracts.

(a)     Other than the HighPeak Employer PSA, Schedule 5.15(a) of the Contributor Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following contracts to which a Transferred Entity is a party or by which its assets are otherwise bound:

(i)     each contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Contributor reasonably expects that a HighPeak Entity will make payments in excess of $100,000 annually or $1,000,000 in the aggregate for the remaining term of such contract;

(ii)     each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by a Transferred Entity (whether incurred, assumed, guaranteed or secured by any asset);

(iii)     each contract for lease of personal property or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $100,000 in any calendar year, or $1,000,000 in the aggregate for the remaining term of such contract, that are not terminable without penalty within ninety (90) days, other than contracts related to drilling rigs;

(iv)     each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of a Transferred Entity to compete with respect to any Oil and Gas Properties in Howard County or Borden County, Texas, during any period of time after the Closing;

(v)     each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the HighPeak Entities, taken as a whole, other than contracts for the sale of Hydrocarbons by the HighPeak Entities in the ordinary course of business;

(vi)     each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)     each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of any Transferred Entity;

(viii)     each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a HighPeak Entity to make expenditures that would reasonably be expected to be in excess of $100,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)     each agreement under which a HighPeak Entity has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

(x)     any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(xi)     each contract that is a gathering, transportation, processing or similar agreement to which a HighPeak Entity is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days;

(xii)     any contract involving a HighPeak Entity, on the one hand, and Contributor, any of Contributor’s Affiliates or any executive officer or director of a HighPeak Entity, on the other hand;

(xiii)     any contract that, upon the consummation of the Transactions, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from a Transferred Entity to any officer, director, consultant or employee of any of the foregoing; and

(xiv)     each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case, that is material to the business of any of the Transferred Entities, taken as a whole, other than those contained in (A) any agreement in which such provision is solely for the benefit of a Transferred Entity or (B) customary royalty pricing provisions in Oil and Gas Leases.

(b)     Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the “Material HighPeak Contracts.” Except for any Material HighPeak Contract that terminated pursuant to its terms between the date of this Agreement and the Closing, each Material HighPeak Contract is legal, valid, binding and enforceable in accordance with its terms on the HighPeak Entity that is a party thereto and, to Contributor’s Knowledge, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. No HighPeak Entity is in breach or default, in any material respect, under any Material HighPeak Contract nor, to Contributor’s Knowledge, is any other Person party to any such Material HighPeak Contract in breach or default, in any material respect, thereunder. To Contributor’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default in any material respect under any Material HighPeak Contract on the part of any of the parties thereto. As of the date hereof, no HighPeak Entity has received written notice of termination, cancellation or material modification of any Material HighPeak Contract. Contributor has heretofore made available to the Company complete and correct copies of the Material HighPeak Contracts.

(c)     Contributor has made available to the Company a true and complete copy of the HighPeak Employer PSA and all schedules and exhibits thereto, a copy of which is attached as Exhibit G hereto. The HighPeak Employer PSA (i) is legal, valid, binding and enforceable on HPK Energy and, to Contributor’s Knowledge, the other party thereto, (ii) is in full force and effect, except, in the case of clauses (i) and (ii), as may be limited by Creditors’ Rights generally, (iii) has not been further amended without the prior consent of Parent and (iv) constitutes the entire agreement of the parties thereto concerning the subject matter thereof and there are no other side agreements or other agreements concerning the subject matter thereof that are not expressly contemplated thereby.

5.16     Insurance. Set forth on Schedule 5.16 of the Contributor Disclosure Letter is a true, correct and complete list of as of the date of this Agreement of all material insurance policies held by the Transferred Entities or held by any Affiliate of a Transferred Entity under which a Transferred Entity is named as an additional insured (collectively, the “Material HighPeak Insurance Policies”). Each of the Material HighPeak Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material HighPeak Insurance Policy has been made available to the Company to the extent requested by the Company prior to the date of this Agreement. All premiums payable under the Material HighPeak Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material HighPeak Insurance Policy and none of the insurers have denied any coverage, in whole or in part, for any pending claims that have been submitted by or on behalf of any Transferred Entity under a policy with such insurers.

5.17     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any HighPeak Entity.

5.18     Information Supplied. The information supplied or to be supplied by Contributor for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Parent and at the time of any meeting of Parent stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Contributor with respect to statements made or incorporated by reference therein based on information supplied by any Parent Party for inclusion therein.

Article VI
REPRESENTATIONS AND WARRANTIES OF the COMPANY AND MERGER SUB

The Company and Merger Sub (collectively, the “Parent Subsidiaries”), jointly and severally, represent and warrant to Contributor as of the date hereof as follows:

6.1     Organization, Standing and Power. Each Parent Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on either Parent Subsidiary (a “Parent Subsidiary Material Adverse Effect”). Each Parent Subsidiary has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the Parent Subsidiaries have not been amended in any respect from those made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

6.2     Authority; No Violations; Consents and Approvals.

(a)     Each Parent Subsidiary has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to such Parent Subsidiary, subject to receipt of the Parent Stockholder Approval, the Company Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement by the Parent Subsidiaries and, subject to receipt of the Company Stockholder Approval and the Merger Sub Stockholder Approval, the consummation by the Parent Subsidiaries of the Transactions applicable to each such Parent Subsidiary have been duly authorized by all necessary action on the part of such Parent Subsidiary. This Agreement has been duly executed and delivered by each Parent Subsidiary and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of each Parent Subsidiary enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval, Company Stockholder Approval and Merger Sub Stockholder Approval.

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of a Parent Subsidiary to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of a Parent Subsidiary under, any provision of (i) the Organizational Documents of a Parent Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which the properties or assets of a Parent Subsidiary are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to a Parent Subsidiary or any properties or assets of a Parent Subsidiary, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(c)     No Parent Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of a Parent Subsidiary or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Parent Subsidiary is now a party or by which a Parent Subsidiary or any properties or assets of a Parent Subsidiary is bound is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, other than the Parent Stockholder Approval and Immaterial Consents.

6.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by a Parent Subsidiary in connection with the execution and delivery of this Agreement by the Parent Subsidiaries or the consummation by the Parent Subsidiaries of the Transactions applicable to the Parent Subsidiaries, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by a Parent Subsidiary or the Ultimate Parent Entity of a Parent Subsidiary, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect.

6.4     Capitalization and Assets.

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such outstanding Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and, as of the Closing, the Forward Purchase Agreement Amendment, any rights a Person may acquire with respect to the PIPE Investment, the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)     At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock issuable in connection with the Forward Purchases (unless the Forward Purchase Agreement is cancelled prior to or concurrently with Closing) and the PIPE Investment will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the shares of the Company Common Stock issued as Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (v) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

(c)     Other than the Company’s Interests in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, no Parent Subsidiary owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. Each of the Parent Subsidiaries was formed solely for the purpose of entering into this Agreement (including that certain Business Combination Agreement, dated as of November 27, 2019, as amended as of February 6, 2020, which was terminated by the Parties as of April 24, 2020 (the “Predecessor Agreement”)) and engaging in the Transactions. Other than (i) the Company’s Interests in Merger Sub, (ii) any rights or obligations of a Parent Subsidiary under this Agreement, (iii) assets contemplated by this Agreement to be transferred to a Parent Subsidiary, (iv) obligations incurred in connection with the incorporation of a Parent Subsidiary, (v) obligations incurred in connection with and the negotiation and consummation of this Agreement (including the Predecessor Agreement) and the Transactions and (vi) obligations incurred in connection with and the negotiation and consummation of a revolving credit facility or term loan that any Parent Party may enter into in accordance with Section 8.2, no Parent Subsidiary has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

6.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of a Parent Subsidiary.

6.6     Accredited Investor; Investment Intent. The Company is an accredited investor as defined in Regulation D under the Securities Act. The Company is acquiring the Transferred Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. The Company acknowledges that the Transferred Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Company, together with Parent, its sole equityholder, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.7     No Additional Representations.

(a)     Except for the representations and warranties made in this Article VI and in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes any express or implied representation or warranty with respect to the Parent Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of the Parent Subsidiaries hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent Subsidiaries in this Article VI and by Parent in Article VII, no Parent Subsidiary nor any other Person on behalf of a Parent Subsidiary makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, each Parent Subsidiary acknowledges and agrees that none of Contributor, any of the Transferred Entities or any other Person has made or is making any representations or warranties relating to (i) the Transferred Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article IV and Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the Transferred Entities furnished or made available to a Parent Subsidiary or any Representative of a Parent Subsidiary. Without limiting the generality of the foregoing, each Parent Subsidiary acknowledges that no representations or warranties are made by Contributor, any Transferred Entity or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to or made by any Parent Subsidiary or any of their respective Representatives, Contributor, any Transferred Entity or any other Person (including in any online data room, management presentations or in any other form in expectation of, or in connection with, the Transactions).

Article VII
REPRESENTATIONS AND WARRANTIES OF parent

Except (i) as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent to Contributor on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and (ii) as disclosed in any Parent SEC Document (excluding any disclosures included in any “risk factor” section of any such Parent SEC Document or any other disclosures in any such Parent SEC Document to the extent they are predictive, forward looking, non-specific and general in nature), Parent represents and warrants to Contributor as of the date hereof as follows:

7.1     Organization, Standing and Power. Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Parent has heretofore made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the date hereof. As of the Closing, the Organizational Documents of Parent have not been amended in any respect from the copy made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

7.2     Authority; No Violations; Consents and Approvals.

(a)     Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Parent, subject to receipt of the Parent Stockholder Approval. The execution and delivery of this Agreement by Parent and, subject to receipt of the Parent Stockholder Approval, the consummation by Parent of the Transactions applicable to Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Parent Stockholder Approval.

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent under, any provision of (i) the Organizational Documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is a party or by which Parent’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 7.2(d) (including Immaterial Consents) are duly and timely obtained or made, any Law applicable to Parent or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(c)     Parent is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent is now a party or by which Parent or any of its properties or assets is bound is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, other than the Parent Stockholder Approval, the Company Stockholder Approval, the Merger Sub Stockholder Approval and Immaterial Consents.

7.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions applicable to Parent, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by Parent or its Ultimate Parent Entity, (b) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (c) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Parent Material Adverse Effect.

7.4     Capitalization and Subsidiaries.

(a)     The authorized capital stock of Parent consists of (x) 200,000,000 shares of Parent Class A Common Stock, (y) 15,000,000 shares of Parent Class B Common Stock and (z) 1,000,000 shares of Parent Preferred Stock. As of April 24, 2020: (i) 35,616,199 shares of Parent Class A Common Stock, 10,350,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock were issued and outstanding; (ii) 30,980,000 whole warrants entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share of Parent Class A Common Stock (“Parent Warrants”) were issued and outstanding and 30,980,000 shares of Parent Class A Common Stock were reserved for issuance upon the exercise of such Parent Warrants; (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock were subject to issuance upon exercise of outstanding options and (iv) no Indebtedness of Parent having the right to vote (or convertible into Interests having the right to vote) on any matters on which the equityholders of Parent may vote was issued and outstanding (“Voting Debt”). No Parent Warrants are exercisable until after the Closing. All (A) issued and outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Parent Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

(b)     Except as contemplated by this Agreement, the Warrant Agreement and the Forward Purchase Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from any Parent Party any Parent Common Stock or Parent Preferred Stock or other Interests in Parent (collectively, “Parent Equity Interests”) or securities convertible into or exchangeable or exercisable for Parent Equity Interests. Except as set forth in this Section 7.4, there are outstanding: (i) no Parent Equity Interests, Voting Debt or other voting securities of Parent; (ii) no securities of Parent convertible into or exchangeable or exercisable for Parent Equity Interests, Voting Debt or other voting securities of Parent, and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Interests of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any Parent Equity Interests.

(c)     Other than Interests held directly in the Company and indirectly in Merger Sub and the Company’s right, on the terms and subject to the conditions set forth in this Agreement, to acquire the Transferred Entities at the Closing, Parent does not own, directly or indirectly, any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. As of the date of this Agreement and until the Closing, Parent owns and shall own, directly, all of the issued and outstanding Interests in the Company and, indirectly through the Company, all of the issued and outstanding Interests in Merger Sub.

7.5     Brokers. Except for the fees and expenses payable to Oppenheimer & Co., Inc., EarlyBirdCapital, Inc. and Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

7.6     SEC Documents.

(a)     Parent has made available to Contributor (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the Parent Class A Common Stock (the “Parent SEC Documents”). Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to Contributor all material correspondence between the SEC on the one hand, and Parent or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. To Parent’s Knowledge, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(b)     The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent as of their respective dates and the results of operations and the cash flows of Parent for the periods presented therein.

(c)     Parent makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

7.7     No Indebtedness. Except for the Sponsor Loans and any revolving credit facility or term loan that any Parent Party enters into in accordance with Section 8.2, no Parent Party has any Indebtedness.

7.8     Compliance with Laws. Since the date of its incorporation, Parent has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written communication since the date of its incorporation from a Governmental Entity that alleges that Parent is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Parent Material Adverse Effect.

7.9     Litigation. Except for such matters as have not had, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to Parent’s Knowledge, threatened against Parent or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent. To Parent’s Knowledge, as of the date hereof, no officer or director of Parent is a defendant in any material Proceeding in connection with his or her status as an officer or director of Parent. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

7.10     Certain Contracts and Arrangements. The lists of exhibits contained in the Parent SEC Documents sets forth a true and complete list, as of the date of this Agreement, of (a) each agreement to which Parent is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (b) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of Parent’s business on a consolidated basis is conducted; (c) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries and (d) any contract that includes any Affiliate of Parent (other than a Subsidiary of Parent) as a counterparty (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is not in breach or default under any Parent Contract nor, to Parent’s Knowledge as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder.

7.11     Solvency. Parent is not entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Parent or the Company. Assuming (a) that the representations and warranties of Contributor contained in Article IV and Article V are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) and (b) that the projections and other forecasts for the HighPeak Entities and related estimates, plans and budget information made available to Parent are true and correct in all material respects, and at the Closing, and after giving effect to the Transactions, each of Parent, the Company and each of the Transferred Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

7.12     Board Approval; Vote Required. The board of directors of Parent (the “Parent Board”) (upon the recommendation of a special committee composed entirely of independent and disinterested directors (the “Special Committee”)) has declared the advisability of the Transactions in accordance with applicable Law and as required by Parent’s Organizational Documents and approved this Agreement and the Transactions and determined that the Transactions are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of the Transactions. The affirmative vote cast by the holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the approval and adoption of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”) is the only vote of holders of any class or series of Parent’s capital stock necessary to approve the Business Combination Proposal (the vote of the holders of Parent’s capital stock referred to above in this Section 7.12, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Transactions.

7.13     Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ”. There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock constituting the Merger Consideration or the Stock Consideration shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

7.14     Trust Account. As of March 31, 2020, Parent had approximately $373,830,123 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

7.15     Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Parent relating to the Parent Stockholder Approval, will, at the date mailed to the stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

7.16     Absence of Certain Changes or Events.

(a)     Since December 31, 2019, there has not been any event, change, effect or development that, individually or in the aggregate, had a Parent Material Adverse Effect.

(b)     From December 31, 2019, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of this Agreement and the Transactions contemplated hereby.

7.17     Taxes.

(a)     All material Tax Returns required to be filed by or with respect to Parent have been duly and timely filed (taking into account extension of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by Parent (or for which Parent may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to Parent have been satisfied in full. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     There is no material Proceeding currently pending against Parent in respect of any Tax or Tax Return.

(c)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by Parent.

(d)     There is no outstanding material claim, assessment or deficiency against Parent for any Taxes that has been asserted in writing by any Governmental Entity.

(e)     No written claim has been made by any Governmental Entity to Parent in a jurisdiction where Parent does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent.

(f)     Parent (i) is not a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, and (ii) other than with the Company and Merger Sub, has not been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of Parent, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or clause (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)     Parent has not participated, nor is Parent currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(h)     Each of Parent, the Company and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

7.18     No Additional Representations.

(a)     Except for the representations and warranties made in Article VI and in this Article VII, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article VII and the representations and warranties made by the Parent Subsidiaries in Article VI, neither Parent nor any other Person on behalf of Parent makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Contributor, any of the HighPeak Entities or any other Person has made or is making any representations or warranties relating to (i) the HighPeak Entities whatsoever, express or implied, beyond those expressly given by Contributor in Article V or (ii) Contributor whatsoever, express or implied, beyond those expressly given by Contributor in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contributor or the HighPeak Entities furnished or made available to any Parent Party or any of their respective Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties by Contributor, any of the HighPeak Entities or any other Person are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Parent Party or any of their respective Representatives (including in any online data room, management presentations or any other form in expectation of, or in connection with, the Transactions).

Article VIII
COVENANTS AND AGREEMENTS

8.1     Conduct of HighPeak Business Pending the Closing. Except (u) as set forth on Schedule 8.1 of the Contributor Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law or the terms of any HighPeak Plan or Material HighPeak Contract, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Contributor promptly notifies the Company of the same) or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Contributor covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall cause each of the HighPeak Entities to (i) conduct its businesses in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect its material Oil and Gas Properties and HighPeak Permits, (C) retain its current officers and (D) preserve its relationships with its key customers and suppliers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, Contributor shall cause the HighPeak Entities (and to the extent applicable, HighPeak Employer) not to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Interests in any HighPeak Entity, other than distributions made to Contributor of rights to receive payments with respect to Sponsor Loans; (B) split, combine or reclassify any Interests in any HighPeak Entity or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests in any HighPeak Entity;

(ii)     offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in any HighPeak Entity or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, in each case, other than to Contributor;

(iii)     amend or propose to amend the Organizational Documents of any HighPeak Entity;

(iv)     (A) merge, consolidate, combine or amalgamate with any Person, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (I) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract, (II) acquisitions in the ordinary course of business for which the consideration does not exceed $25,000,000 in the aggregate and (III) swaps and licenses in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than any other Transferred Entity), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

(v)     sell, lease, abandon, encumber or otherwise dispose of, or agree to sell, lease, abandon, encumber or otherwise dispose of, any material portion of its assets or properties, other than (A) items constituting Permitted Encumbrances, (B) pursuant to an agreement of a HighPeak Entity in effect on the date of this Agreement that is a Material HighPeak Contract or (C) sales, swaps, leases or dispositions (I) for which the consideration is $50,000,000 or less and (II) made in the ordinary course of business;

(vi)     consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any HighPeak Entity;

(vii)     change in any material respect the material accounting principles, practices or methods of a HighPeak Entity, except as required by GAAP or applicable Law;

(viii)     except as otherwise done pursuant to an acquisition permitted by Section 8.1(b)(iv), in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable Law, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where HighPeak Employer or a HighPeak Entity has the authority to make such binding election), (B) settle or compromise any material Proceeding relating to Taxes of HighPeak Employer or any HighPeak Entity or (C) change in any material respects any methods of reporting income or deductions for income Tax purposes for HighPeak Employer or any HighPeak Entity from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix)     (A) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers or independent contractors of any Transferred Entity, other than annual increases (and bonuses) granted in the ordinary course of business; (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any director, officer or independent contractor or (C) terminate, establish or become obligated under any collective bargaining agreement or any material HighPeak Plan, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; in each of (A) through (C), other than as required by applicable Law or the existing terms of any HighPeak Plan;

(x)     incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of any HighPeak Entity in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (A) in accordance with the terms of this Agreement, the Sponsor Loans, (B) the incurrence of Indebtedness (I) constituting borrowings in an amount not to exceed $70,000,000 in the aggregate or (II) by any HighPeak Entity that is owed to any other HighPeak Entity or (C) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (B) above;

(xi)     (A) enter into any contract that would be a Material HighPeak Contract other than in the ordinary course of business, in which case such Material HighPeak Contract shall be made available by Contributor to the Company, (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Material HighPeak Contract other than in the ordinary course of business, or (C) enter into any joint venture or other entity that will be treated as a partnership for tax purposes;

(xii)     modify, amend, terminate or waive any right or benefit of any of the Transferred Entities under the HighPeak Employer PSA (or approve any changes to the Existing ASA (as defined in the HighPeak Employer PSA) that require HPK Energy’s approval pursuant to Section 6.4 of the HighPeak Employer PSA without the prior written approval of Parent, including the prior written approval of the Special Committee);

(xiii)     settle or offer or propose to settle, any Proceeding (other than a Proceeding relating to Taxes) involving the payment of monetary damages by a HighPeak Entity of any amount exceeding $500,000 in the aggregate; provided, however, that no HighPeak Entity shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or (B) involves an admission of criminal wrongdoing by a HighPeak Entity;

(xiv)     authorize or make capital expenditures that exceed an amount greater than $35,000,000 in the aggregate, except for capital expenditures (A) to repair damage resulting from insured casualty events or (B) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xv)     take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions; or

(xvi)     agree or commit to take any action that is prohibited by this Section 8.1(b).

8.2     Conduct of the Parent Parties’ Businesses Pending the Closing. Except (u) as set forth on Schedule 8.2 of the Parent Disclosure Letter, (v) as expressly contemplated or permitted by this Agreement, (w) as may be required by applicable Law, (x) as may be required in response to any comment letter from the SEC, (y) as may be required in response to emergency situations (provided, however, that Parent promptly notifies Contributor of the same) or (z) as otherwise consented to by Contributor in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     each of the Parent Parties covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it shall conduct its businesses in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, the Parent Parties shall not:

(i)     amend or propose to amend (A) the Organizational Documents of any Parent Party or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)     offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Parent or any of its Subsidiaries, other than (A) issuances of Company Common Stock in connection with the PIPE Investment, (B) issuances of Company Common Stock and Company Warrants, in each case, in connection with the Forward Purchases, and (C) issuances of any Interests in a, directly or indirectly, wholly-owned Subsidiary of Parent to Parent or another directly or indirectly wholly-owned Subsidiary of Parent;

(iii)     (A) split, combine or reclassify any Interests in Parent or any of its Subsidiaries, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Parent or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Parent or any of its Subsidiaries, other than in connection with the Parent Offer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(iv)     create, incur, guarantee or assume any Indebtedness (other than with respect to Sponsor Loans and the entry into of a revolving credit facility or term loan the proceeds of which may be used to fund all or part of the working capital needs of the Parent Parties or any of their respective Subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other Person;

(v)     (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi)     agree or commit to do any of the foregoing.

8.3     No Hindrance. Each Party covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article X, it will not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions.

8.4    Access to Information.

(a)

(i)     The Parent Parties shall afford to Contributor and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the “Representatives”), during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Parent Parties and to their books, records, contracts and documents and shall furnish reasonably promptly to Contributor and its Representatives such information concerning their and their Subsidiaries’ respective business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Contributor.

(ii)     Contributor shall, and shall cause the HighPeak Entities to, afford to the Parent Parties and their respective Representatives, during the period beginning on the date hereof and ending on the earlier of the Closing Date and the date of termination of this Agreement pursuant to the terms of Article X, reasonable access, at reasonable times upon reasonable prior notice, to the officers, agents, properties, offices and other facilities of the HighPeak Entities and to their books, records, contracts and documents and shall, and shall cause the HighPeak Entities to, furnish reasonably promptly to the Parent Parties and their respective Representatives such information concerning the business, properties, contracts and records of the HighPeak Entities as may be reasonably requested, from time to time, by or on behalf of Parent or the Parent Subsidiaries.

(iii)     Each Party and its Representatives shall exercise any access rights described in clauses (i) and (ii) in such a manner as not to interfere unreasonably with the business or operations of the Person providing access or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of such other Person of their normal duties. Notwithstanding the foregoing provisions of this Section 8.4(a), (A) no Party or its Subsidiaries shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement and (B) no Party or its Representatives shall have access to personnel records of another Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information, the disclosure of which, in such other Party’s good faith opinion, could subject such disclosing Party or any of its Subsidiaries to risk of liability. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.4(a) for any purpose unrelated to the consummation of the Transactions.

(b)     Each Party agrees to indemnify, defend and hold harmless each Party providing access and such Party’s Affiliates and its and their respective Representatives from any and all claims, losses, obligations and liabilities incurred by such Party providing access, its Affiliates or its or their respective Representatives arising as a result of actions taken by such indemnifying Party or its Representatives pursuant to the access rights under Section 8.4(a); provided that the foregoing indemnification shall not apply to any such claims, losses, obligations or liabilities as are caused by the willful misconduct or gross negligence of the Party providing access, its Affiliates or its or their respective Representatives.

8.5     HSR and Other Approvals.

(a)     Each of the Parties shall: (i) cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested by such Governmental Entity. Contributor shall notify the Parent Parties if: (A) after the date of this Agreement, Contributor obtains Knowledge that any investigation or review by any Governmental Entity with respect to any HighPeak Entity is commenced or threatened, other than those the outcome of which is not reasonably expected to have, individually or in the aggregate, a HighPeak Material Adverse Effect, or (B) a HighPeak Entity receives any written communication after the date hereof from a Governmental Entity that alleges that a HighPeak Entity is not in compliance with, in all material respects, or is in default or violation, in any material respect, of, any applicable Law. Nothing in this Section 8.5(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b)     If a filing is required by the HSR Act, the Parent Parties shall or shall cause their Ultimate Parent Entity to and Contributor shall or shall cause its Ultimate Parent Entity to: (i) as promptly as practicable and in any event no later than ten (10) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the End Date).

(c)     No Party shall take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

8.6     Indemnification of Directors and Officers.

(a)     Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Closing and until the six year anniversary of the Closing, the Company shall, and shall cause the Transferred Entities to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a director or officer of any Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of a Transferred Entity or is or was serving at the request of a Transferred Entity as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and the Company shall, or shall cause a Transferred Entity to, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain any Parent Party’s (or a Transferred Entity’s) regularly engaged legal counsel or other counsel satisfactory to them, and the Company shall, or shall cause a Transferred Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor accompanied by reasonable supporting documentation are received and (ii) the Company shall, and shall cause the Transferred Entities to, use their respective reasonable best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 8.6, upon learning of any such Proceeding, shall notify the Company or the applicable Transferred Entity (but the failure so to notify shall not relieve the Company from any obligations that it may have under this Section 8.6 except to the extent such failure materially prejudices the Company’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by the Company or a Transferred Entity under this Section 8.6, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for the Company or the Indemnified Person within the last three (3) years.

(b)     None of the Parent Parties or any of their Subsidiaries shall, or shall permit any of their respective Subsidiaries or any Transferred Entity to, amend, repeal or otherwise modify any provision in the Organizational Documents of any Transferred Entity in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law.

(c)     The Company shall, and shall cause the Transferred Entities to, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 8.6(a), relating to the enforcement of such Indemnified Person’s rights under this Section 8.6 or under any Organizational Documents; provided that each Indemnified Person shall agree to refund all such amounts so paid by the Company if it shall ultimately be determined by a final and non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder or thereunder.

(d)     In the event that any Parent Party, any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Parent Party or such Transferred Entity, as applicable, shall assume, or otherwise be bound by the obligations set forth in this Section 8.6. The provisions of this Section 8.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or expense advancement pursuant to this Section 8.6, and such Person’s heirs and Representatives.

8.7     Agreement to Defend. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

8.8     Public Announcements. The Parties shall issue a joint press release promptly following the execution of this Agreement, in form and substance mutually agreeable to the Parties. The Parties will not, and will cause their respective Representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the transactions contemplated hereby, without the prior written approval of the Company, in the case of a public announcement by Contributor or its Representatives, or Contributor or the Contributor Representative, in the case of a public announcement by any Parent Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law (including the Proxy Statement and any offering or other documents prepared in connection with any financing by any Party); provided that such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees and financial and legal advisors in connection with the Transactions or the fact that the such Party has entered into this Agreement or (b) any Party’s ability to communicate with its equityholders and other investors (including future investors) the fact that such Party has entered into this Agreement.

8.9     Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Parent Parties, on the one hand, and Contributor, on the other hand, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, a HighPeak Material Adverse Effect, or that would result in a breach of contract or violation of Law resulting in any loss, cost or liability to Parent Parties in excess of $1,000,000, a Contributor Material Adverse Effect, a Parent Material Adverse Effect or a Parent Subsidiary Material Adverse Effect, as the case may be, but the failure to so promptly advise in accordance with the foregoing shall not affect the rights or remedies of any Party to this Agreement. Except with respect to the HSR Act as provided in Section 8.5, and the Parent Parties, on the one hand, and Contributor, on the other hand, shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions; provided, however, that materials provided to the another Party or its outside counsel may be redacted to remove references concerning the valuation of any Party and its Subsidiaries or as necessary to address reasonable privilege concerns. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Parties and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

8.10     Tax Matters.

(a)     Contributor shall be responsible for all Contributor Taxes.

(b)     From the date hereof until the Closing Date, Contributor shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of the Transferred Entities that are required to be filed after the date hereof but on or prior to the Closing Date. All Tax Returns described in this Section 8.10(b) shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Contributor shall cause the Transferred Entities to pay any Taxes reflected on such Tax Returns described in this Section 8.10(b) and Contributor shall be responsible for any failure to file such Tax Returns and to make such payments.

(c)     Contributor shall prepare or cause to be prepared and file or cause to be filed (i) the final U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) required to be filed for the Tax period ending on the Closing Date, and (ii) the U.S. federal income Tax Return of HPK Energy (and related Schedules K-1) for the Tax period ending on December 31, 2019.

(d)     The Company shall prepare, or cause to be prepared, and timely file all Tax Returns required to be filed by the Transferred Entities (other than the Tax Returns set forth in Section 8.10(b) or Section 8.10(c)) which, for the avoidance of doubt, shall include any Tax Return required to be filed by the Transferred Entities after the Closing Date (other than the Tax Returns set forth in Section 8.10(c)). All Tax Returns described in this Section 8.10(d) with respect to a taxable period (or portion thereof) ending on or before the Closing Date shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). The Company shall pay or cause the Transferred Entities to pay any Taxes due with such Tax Returns described in this Section 8.10(d) and shall be responsible for any failure to file such Tax Returns and to make such payments.

(e)     The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

8.11     Transfer Taxes. The Parties do not expect any Transfer Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement. To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by the Company. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and with respect to minimizing, to the extent permissible under Law, the amount of any Transfer Taxes.

8.12     Tax Reporting. The Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to the extent that the applicable requirements are otherwise satisfied, and the Merger and Business Combination together qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code. Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 8.12 and to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Transactions as described in this Section 8.12.

8.13     The Proxy Statement and the Special Meeting.

(a)     As promptly as reasonably practicable after the date hereof, Parent and Contributor will prepare and Parent will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Parent Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Parent Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Parent Board Recommendation shall be included in the Proxy Statement. The Proxy Statement shall also include the registration of shares of Company Common Stock to be issuable as Merger Consideration, the registration of Company Warrants contemplated in Section 2.6(c) and the registration of Company Common Stock issuable upon the exercise of such Company Warrants. Parent shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Parent shall consider in good faith any comments of such Persons and shall make Parent’s Representatives available to discuss such comments with such Persons. Parent shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Parent receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Parent and Contributor shall prepare any proposed written or material oral responses to such comments and Parent shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Parent shall reasonably consider such comments in good faith. Parent will cause the Proxy Statement to be transmitted to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)     Parent will take, in accordance with applicable Law, NYSE or Nasdaq rules (as the case may be), the rules of any other applicable stock exchange and the Organizational Documents of Parent, all action necessary to call, hold and convene a special meeting of holders of Parent Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the Business Combination Proposal, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 8.13, Parent will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Parent Common Stock. Once the Special Meeting to consider and vote upon the Business Combination Proposal has been called and noticed, Parent will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Parent Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Parent Common Stock. Subject to Section 8.13(c), Parent will take all reasonable lawful action to solicit Parent Stockholder Approval of the Business Combination Proposal. Parent shall not terminate or withdraw the Parent Offer, other than in connection with the valid termination of this Agreement or with the prior written consent of Contributor.

(c)     The Parent Board (upon the recommendation of the Special Committee) will recommend that the holders of Parent Common Stock approve the Business Combination Proposal (the “Parent Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval at the Special Meeting, the Parent Board may, based upon the recommendation of the Special Committee, withdraw, modify or qualify in any manner the Parent Board Recommendation (any such action a “Change in Recommendation”) only (i) in response to an Intervening Event and (ii) if, based on the recommendation of the Special Committee, the Parent Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (A) Parent has provided to Contributor three Business Days’ (a “Notice Period”) prior written notice advising Contributor that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (B) during such Notice Period, if requested by Contributor, Parent shall, and shall make available and direct its applicable Representatives to, discuss and negotiate in good faith with Contributor any proposed modifications to the terms and conditions of this Agreement and (C) following such Notice Period, the Parent Board, after taking into account any modifications to the terms of this Agreement and the Transactions to which Contributor would agree, concludes in good faith, based on the recommendation of the Special Committee, and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Parent or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (I) change the approval of this Agreement or any other approval of the Parent Board or (II) relieve Parent of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

8.14     Cooperation on Proxy Statement and Financing Matters.

(a)     Prior to the Closing and in connection with Parent’s preparation of the Proxy Statement, any other filing required to be made by Parent with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Contributor shall use its reasonable best efforts to provide to Parent, and shall cause each of the HighPeak Entities to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, to provide all cooperation reasonably requested by Parent that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the HighPeak Entities), which reasonable best efforts shall include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of the HighPeak Entities in the Proxy Statement and other filings with the SEC. Contributor hereby consents, on behalf of itself and on behalf of the HighPeak Entities, to Parent’s use of any audited or unaudited financial statements relating to the HighPeak Entities or entities or businesses acquired by the HighPeak Entities reasonably requested by Parent to be used in the Proxy Statement and any other filings that Parent makes with the SEC.

(b)     Prior to the Closing, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at such requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing any financing activities, including (i) the proposed PIPE Investment, (ii) the Forward Purchases, (iii) any Parent Party obtaining a revolving credit facility or term loan or (iv) any other financing activities permitted pursuant to Section 8.1 or Section 8.2, as applicable, and including any activities related to obtaining such consents as are required to be obtained in connection with any such financing activities (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party or any of the Transferred Entities), which reasonable best efforts shall include, among other things, (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Transferred Entities or any Party (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of any Transferred Entities or Parent Parties) customary for such financing activities, to the extent reasonably available, (B) causing senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (C) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (D) using reasonable best efforts to obtain legal opinions reasonably requested by another Party in order to consummate such financing activities, (E) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities and (F) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of any Party or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing and no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

(c)     Any Party requesting cooperation from another Party pursuant to this Section 8.14 shall promptly, upon request by such cooperating Party, reimburse such cooperating Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such cooperating Party or any of its Subsidiaries in connection with the cooperation contemplated by this Section 8.14 and shall indemnify and hold harmless such cooperating Party, its Subsidiaries and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the arrangement of any financing or any stockholder, member or limited partner, as the case may be, approval process and any information used in connection therewith, except for liabilities of the cooperating Party to the extent they resulted from (i) information provided by the cooperating Party or any of its Subsidiaries containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the willful misconduct of the cooperating Party or any of its Subsidiaries.

8.15     Reasonable Best Efforts; Notification.

(a)     Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VIII, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

(b)     The Parent Parties shall give prompt notice to Contributor, and Contributor shall give prompt notice to the Parent Parties, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article IX not being met, or (ii) the failure by Contributor, in the case of any Parent Party, or by any Parent Party, in the case of Contributor, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification or the delay or failure to provide such notification, shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

8.16     Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX, and provision of notice thereof by Parent to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to stockholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein, pursuant to Section 5 of the Trust Agreement, the termination of which shall be effected in accordance with Section 5(b) thereof.

8.17     First Amended Charter and First Amended Bylaws; Requisite Approvals. At or prior to the Merger Effective Time, the Company shall file an amended and restated certificate of incorporation with the Delaware Secretary of State in the form attached hereto as Exhibit H (the “First Amended Charter”); provided, however, that the Company shall have no obligation to file the First Amended Charter until each of the conditions to the Closing set forth in Section 9.1 and Section 9.2 have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to such conditions being reasonably expected to be satisfied at the Closing). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of this Agreement by the Parties, (a) Parent, in its capacity as the sole stockholder of the Company, shall deliver to the Company and Contributor a written consent irrevocably approving (i) this Agreement, (ii) the Transactions applicable to the Company, (iii) the First Amended Charter effective as of the Merger Effective Time, (iv) the adoption of the amended and restated bylaws of the Company in the form attached hereto as Exhibit I effective as of the Merger Effective Time and (v) the adoption of the LTIP (the “Company Stockholder Approval”), and (b) the Company, in its capacity as the sole stockholder of Merger Sub, shall deliver to Merger Sub and Contributor a written consent irrevocably approving this Agreement and the Transactions applicable to Merger Sub, including the Merger (the “Merger Sub Stockholder Approval”).

8.18     Directors and Officers of the Company. Prior to the Closing, the board of directors of the Company (the “Company Board”) shall consist of a sole director, who shall be Jack Hightower, subject to his earlier death, disability, resignation or disqualification. Until the date that is five (5) Business Days prior to the date on which the Proxy Statement becomes effective, Contributor may deliver to Parent a list of any individuals that Contributor desires to be appointed to the Company Board effective as of the Closing. Parent, the Company and the Company Board shall take all action necessary to effect the appointments timely designated by Contributor effective as of immediately prior to the Merger Effective Time and shall cause the Company Board to not contain any other individuals serving thereon as of the Closing.

8.19     Listing. The Company shall use its reasonable best efforts to cause the Merger Consideration and the Stock Consideration to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

8.20     Post-Closing Revenues and Expenses. Following the Closing, if Contributor or any Affiliate of Contributor receives revenues or proceeds that are the property of the Transferred Entities, Contributor shall cause such revenues or proceeds to be promptly delivered to the Transferred Entities. Following the Closing, if Contributor or any Affiliate of Contributor pays or receives an invoice, bill or other request or demand for payment for an amount for which the Transferred Entities are responsible or that is otherwise attributable to any of the assets or properties (including Oil and Gas Properties) of any of the Transferred Entities or that the Transferred Entities operate, then, promptly following the Company receiving written notice thereof with reasonable supporting documentation, the Company shall (or shall cause the Transferred Entities to) reimburse Contributor or its applicable Affiliate such amount or pay the applicable counterparty such amount, as applicable.

8.21     Merger of HPK Energy with and into the Surviving Corporation. Promptly after the Closing, the Company shall cause HPK Energy to merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger and the HPK Interests being cancelled for no consideration. Upon the consummation of such merger, any Sponsor Loans between the Surviving Corporation and any of the Transferred Entities shall be immediately and automatically cancelled with no further action required by any Person.

Article IX
CONDITIONS PRECEDENT

9.1     Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)     Regulatory Approval. If applicable, any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)     No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)     Stockholder Approval. The Business Combination Proposal shall have been approved by the Parent Stockholder Approval at the Special Meeting and the Company Stockholder Approval and the Merger Sub Stockholder Approval shall have been obtained.

(d)     Parent Offer. The closing of the Parent Offer shall have occurred.

 (e)   Minimum Capitalization.  The Minimum Aggregate Funding Availability shall not be less than $100,000,000 and the Minimum Equity Capitalization shall not be less than $50,000,000.

9.2     Additional Conditions to Obligations of Contributor. The obligations of Contributor to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Contributor, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties, as applicable, set forth in Sections 6.1, 6.2(a), 6.5, 7.1, 7.2(a), 7.4 and 7.5 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), and (ii) all other representations and warranties of the Parent Parties set forth in Article VI and Article VII shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such respective date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “Parent Subsidiary Material Adverse Effect” or “Parent Material Adverse Effect”) would not have, individually or in the aggregate, a Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b)     Performance of Obligations of the Parent Parties. The Parent Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by such entity under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. Contributor shall have received a certificate signed by an executive officer of each of the Parent Parties, dated the Closing Date, confirming that the conditions in Sections 9.2(a) and (b) have been satisfied.

(d)     Listing. The Merger Consideration and the Stock Consideration shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(e)     Parent Transferred Cash. Parent shall have transferred or as of the Closing shall transfer to Company cash or immediately available funds equal to the funds in the Trust Account (net of the Parent Stockholder Redemption Amount and payment of any Transactions Expenses of Parent), together with the net cash proceeds to Parent resulting from any issuance of Parent Class A Common Stock after the date hereof and before the Closing.

(f)     Closing Deliveries. The Parent Parties shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(c) and Section 3.4(a), respectively.

9.3     Additional Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)     Representations and Warranties of Contributor. (i) The representations and warranties of Contributor set forth in Sections 4.1, 4.2(a), 4.5, 4.6, 5.1, 5.2 and 5.17 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of Contributor set forth in Article IV and Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that, respectively, representations and warranties that speak as of a specified date shall have been true and correct only as of such date) except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “Contributor Material Adverse Effect” or “HighPeak Material Adverse Effect”) that would not have, individually or in the aggregate, a Contributor Material Adverse Effect or a HighPeak Material Adverse Effect.

(b)     Performance of Obligations of Contributor. Contributor shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)     Compliance Certificate. The Parent Parties shall have received a certificate signed by an executive officer of Contributor dated the Closing Date, confirming that the conditions in Sections 9.3(a) and (b) have been satisfied.

(d)     Closing Deliveries. Contributor shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 3.4(b).

9.4     Action by Parent. Parent shall not agree to waive, in whole or in part, any of the conditions to the Closing set forth in Section 9.1 or Section 9.3 unless the Parent Board has received the recommendation and prior approval of the Special Committee to grant any such waiver.

Article X
TERMINATION

10.1     Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)     by mutual written consent of Parent and Contributor;

(b)     by any Party:

(i)     if any Governmental Entity having jurisdiction over any Party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by any Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the action or event described in this Section 10.1(b)(i) occurring;

(ii)     in the event of a breach by a Parent Party (in the case where Contributor is the terminating Party) or by Contributor (in the case where a Parent Party is the terminating Party) of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days (or such shorter number of days in the period from the date of notice of such breach as provided to the breaching party and the End Date) after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the End Date (a “Terminable Breach”); provided, however, that the terminating Party and its Affiliates is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iii)     if, after the final adjournment of the Special Meeting at which a vote of Parent’s stockholders has been taken in accordance with this Agreement, the Parent Stockholder Approval has not been obtained; or

(iv)     if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on August 21, 2020 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iv) shall not be available to the terminating Party if the failure to fulfill any material covenant or agreement under this Agreement by a Parent Party (in the case where a Parent Party is the terminating Party) or Contributor (in the case where Contributor is the terminating Party) has been the cause of or resulted in the failure of the Transactions to occur on or before such date.

10.2     Notice of Termination; Effect of Termination.

(a)     A terminating Party shall provide written notice of termination to all the other Parties specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to all the other Parties.

(b)     In the event of termination of this Agreement by Parent or Contributor as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto except with respect to this Section 10.2, Section 8.4(a), Section 8.4(b), Section 10.3 and Articles I and XI; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of a covenant, agreement or obligation hereunder.

10.3     Expenses and Other Payments.

(a)     Upon and following consummation of the Transactions, except as otherwise provided in this Agreement, the Company shall pay all of its own expenses and the expenses of Contributor (to the extent not paid by or on behalf of Contributor prior to the Closing) and of the Parent Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement (including the Predecessor Agreement) and the consummation of the Transactions (“Transaction Expenses”); provided, however, that notwithstanding anything herein to the contrary, the Parties agree and acknowledge that Contributor’s Transaction Expenses for which the Company shall be responsible shall include, without limitation, all Transaction Expenses of Contributor’s Affiliates. For the avoidance of doubt, in no event shall Contributor’s Transaction Expenses include any amounts incurred by Contributor in connection with the negotiation, execution, performance, amendment or extension of the Grenadier PSA. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

(b)     For purposes of clarification, nothing contained in this Section 10.3 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 11.11 at any time prior to valid termination of this Agreement pursuant to this Article X.

Article XI
GENERAL PROVISIONS

11.1     Schedule Definitions. All capitalized terms in the Contributor Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

11.2     Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II, III and XI and Sections 8.4(b), 8.6, 8.8, 8.10, 8.11, 8.12, 8.14(c), 8.16, 8.20, 8.21, 10.3(a) and the general provisions in this Article XI will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Transaction Agreement, (i) there shall be no liability or obligation on the part of any Party hereto to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

11.3     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

(i)          if to Contributor, to:

HighPeak Energy, LP or such other Contributor
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

   Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(ii)     if to the Contributor Representative, to:

HighPeak Energy Management, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan and

   Jeffery B. Floyd
Facsimile: (713) 615-5234 and (713) 615-5660
E-mail: smorgan@velaw.com and jfloyd@velaw.com

(iii)     if to any Parent Party, to:

Pure Acquisition Corp. or such other Parent Party
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Steven W. Tholen
E-mail: [REDACTED]

with a required copy to (which copy shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Facsimile: (713) 220-4285
E-mail: moleary@HuntonAK.com

11.4     Rules of Construction.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)     The inclusion of any information in the Contributor Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such information is required to be listed in the Contributor Disclosure Letter or the Parent Disclosure Letter, as applicable, that such items are material to any Party or any of its Subsidiaries taken as a whole, or that such items have resulted in a HighPeak Material Adverse Effect, Contributor Material Adverse Effect, Parent Subsidiary Material Adverse Effect or Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Contributor Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Contributor Disclosure Letter and the Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Contributor Disclosure Letter or the Parent Disclosure Letter as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Contributor Disclosure Letter or the Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Contributor Disclosure Letter or the Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)     All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(e)     In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

11.5     Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

11.6     Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of Sections 8.6, 8.20, 11.10 and 11.15 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8     Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

11.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of all the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 11.9 shall be void.

11.10     Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

11.11     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.12     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that in the case of obtaining Parent’s approval, prior to the Closing, of any amendments that would affect in any material respect the Merger Consideration, the terms of the Company Warrants, the Stock Consideration, the Forward Purchase Agreement Amendment, the Stockholders’ Agreement or the First Amended Charter, the Special Committee shall first approve in writing such amendments; provided, further, that prior to the Closing, the consent of the Contributor Representative shall not be required to amend this Agreement unless such amendment would adversely affect the Contributor Representative’s rights or increase the Contributor Representative’s obligations hereunder. Once Parent Stockholder Approval is received, the Parties agree that no amendment or modification may be made to this Agreement that would, by Law, require another vote of the stockholders of Parent without first obtaining the approval of Parent’s requisite stockholders.

11.13     Extension; Waiver. At any time prior to the Closing, the Company and Contributor may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other Parties hereunder;

(b)     waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other Parties contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

11.14     Trust Account Waiver. Contributor acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination (as defined in Parent’s Organizational Documents). Contributor further acknowledges that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. For and in consideration of the Parent Parties entering into this Agreement, Contributor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Parent Party; provided that (a) nothing herein shall serve to limit or prohibit Contributor’s right to pursue a claim against any Parent Party pursuant to this Agreement for legal relief against monies or other assets of any Parent Party held outside the Trust Account or, subject to Section 11.11, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Contributor may have in the future pursuant to this Agreement against the assets or funds of any Party hereto or any of their respective Subsidiaries that are, in each case, not held in the Trust Account.

11.15     Releases.

(a)     Contributor hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Transferred Entities) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against the Parent Parties, each of their respective Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “Parent Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Contributor or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities or their respective businesses, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in any Parent Party or any of their respective Subsidiaries or any distributions or payments (as consideration of services or otherwise) from any Parent Party or any of their respective Subsidiaries by reason of any matter, cause or thing whatsoever other than (i) the applicable Surviving Provisions, (ii) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of any of the Transferred Entities or any Employee Benefit Plan or any other compensation or retention arrangement by any Transferred Entity, any Parent Party or any of their respective Subsidiaries and (iii) any obligations under any of the other Transaction Agreements (the “Contributor Released Claims”). Contributor agrees not to, and to cause its Related Persons not to, assert any Proceeding against any Parent Party, Parent Related Person or Transferred Entity with respect to Contributor Released Claims. Contributor agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Transferred Entities) against any Parent Party, Parent Related Person or Transferred Entity in connection with any liability for any Contributor Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(a) shall not impose any restrictions or limitations on the ability of Contributor (or any of its Related Persons) to exercise or assert any rights or remedies against any Parent Party, Parent Related Person or Transferred Entity that may arise as a result of the ownership by Contributor or its Related Persons of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

(b)     Each Parent Party hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including the Transferred Entities), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Contributor and its past, present and future equityholders, Affiliates and Representatives (other than the Transferred Entities) (collectively, the “Contributor Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that such Parent Party or any of their Related Persons (including the Transferred Entities) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Transferred Entities, their respective businesses or assets and properties or the ownership or operation thereof, including pursuant to the Organization Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “Parent Released Claims”). Each Parent Party agrees not to, and to cause its Related Persons not to, assert any Proceeding against Contributor or any Contributor Related Person with respect to any Parent Released Claim. Each Parent Party agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against Contributor or any Contributor Related Person in connection with any liability to which a Parent Party or any of their respective Related Persons may become subject for any Parent Released Claim. Notwithstanding anything herein to the contrary, this Section 11.15(b) shall not impose any restrictions or limitations on the ability of any Parent Party or any of their respective Subsidiaries to exercise or assert any rights or remedies against Contributor or any Contributor Related Person that may arise as a result of the ownership by Contributor or any Contributor Related Person of any Interests in any Parent Party, Parent Related Person or Transferred Entity from and after the Closing.

(c)     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

11.16     Contributor Representative.

(a)     Each Contributor hereby designates and appoints the Contributor Representative, and the Contributor Representative hereby agrees to serve, as agent and attorney-in-fact, for each Contributor (together with their respective successors and assigns, the “Represented Persons”), with full power and authority to take any and all actions that the Contributor Representative believes are necessary or appropriate to consummate the Transactions or otherwise take such actions as are provided herein, for and on behalf of the Represented Persons as fully as if each Represented Person was acting on its own behalf, including full power and authority on such Represented Person’s behalf to:

(i)     negotiate, defend, dispute, contest, assert, compromise and settle all claims and matters arising under this Agreement;

(ii)     interpret all of the terms and provisions of this Agreement and each other Transaction Agreement;

(iii)     negotiate, consent to, execute and deliver any amendment, waiver or consent of or under this Agreement;

(iv)     authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Unadjusted Shares under this Agreement;

(v)     agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities and awards of arbitrators with respect to any claims for indemnification against any Parent Party, in each case, relating to this Agreement;

(vi)     agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Entities;

(vii)     make, execute, and deliver all other contracts, orders, receipts, notices, requests, instructions, certificates, letters and other writings as the Contributor Representative may deem necessary and proper in connection with Contributor’s obligations under this Agreement or any other Transaction Agreement, or to effect any of the foregoing;

(viii)     give and receive notices and communications under this Agreement;

(ix)     take any and all other actions specified or contemplated by this Agreement, and to engage counsel, accountants or other agents in connection with the foregoing matters; and

(x)     take all actions that are either (A) necessary or appropriate in the judgment of the Contributor Representative for the accomplishment of the foregoing or (B) specifically mandated by this Agreement, in each case, in accordance with the terms of this Agreement or in furtherance of the Transactions;

provided, however, that the Contributor Representative (acting as such) shall not take any action or enter into any agreements or settlements, without the prior written consent of any applicable Represented Person that would (x) disproportionately and adversely affect such Represented Person in relation to any other Represented Person or (y) result in any liability to a Represented Person other than liabilities contemplated in Section 3.2(e)(iv) to be satisfied out of shares of Company Common Stock. Notices or communications to or from the Contributor Representative shall constitute notice to or from the Represented Persons for all purposes under this Agreement except where the context otherwise requires. The Contributor Representative shall provide notices or communications received by it on behalf of the Represented Persons promptly and in any case no more than three (3) Business Days after receipt.

(b)     A decision, act, consent or instruction of the Contributor Representative in accordance with the terms of this Agreement constitutes a decision, act, consent or instruction, as applicable, of the Represented Persons (except where the context otherwise requires or the consent of the Represented Persons is required and has not been obtained) and is final, binding and conclusive upon the Represented Persons, and any Person dealing with the Contributor Representative is entitled to rely on such decision, act, consent or instruction of the Contributor Representative as being the decision, act, consent or instruction of the Represented Persons.

(c)     This appointment and grant of power and authority by the Represented Persons to the Contributor Representative pursuant to this Section 11.16 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Contributor or by operation of Laws, whether upon the death or incapacity of any Contributor, or by the occurrence of any other event.

(d)     The Company shall pay, including by advancing, all reasonable out-of-pocket costs and expenses of the Contributor Representative, subject to reasonable supporting documentation provided by the Contributor Representative to the Company. The Contributor Representative will have no liability to any Party, or any Party’s respective successors or assigns, with respect to actions taken or omitted to be taken in the Contributor Representative’s capacity as the Contributor Representative.

(e)     Notwithstanding anything in this Agreement to the contrary, the Contributor Representative shall be considered a Party for purposes of this Article XI.

11.17     Several But Not Joint Liability. Notwithstanding anything herein to the contrary, the obligations of HighPeak I, HighPeak II, HighPeak III and HPK Energy GP under this Agreement shall be several but not joint, regardless of the use of the Contributor to refer to all of them in any given Section hereto, and each Contributor shall be then responsible for breaches of its own covenants, representations and warranties. In the event there are any breaches by more than one Contributor of any covenants, representations or warranties of Contributor hereunder, each breaching Contributor’s liability for damages for such breach shall be limited to such Contributor’s pro rata share of such breach (based on its Contributor Percentage Interest as it relates to the sum of the Contributor Percentage Interests of all Contributors in breach).

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HPK ENERGY, LLC

By:      /s/ Jack Hightower

Name:      Jack Hightower

Title:      Chief Executive Officer

Solely for limited purposes specified herein:

HIGHPEAK ENERGY MANAGEMENT, LLC

By:    /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

PURE ACQUISITION CORP.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:    /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2020, is made by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”), HighPeak Energy, LP, a Delaware limited partnership (“HP I”), HighPeak Energy II, LP, a Delaware limited partnership (“HP II”), HighPeak Energy III, LP, a Delaware limited partnership (“HP III”), and Jack D. Hightower (“Hightower”). Sponsor, HP I, HP II, HP III and Hightower, including in each case their respective Affiliates and Permitted Transferees (each as defined herein), shall be referred to herein collectively as the “Principal Stockholder Group” and each individually as a “Principal Stockholder.” The Company, the Principal Stockholders and any other Stockholder may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as may be amended or supplemented from time to time, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”), on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure continuing as the surviving corporation of such merger, (ii) the Company will exchange, on a one-for-one basis, all shares of Class A common stock and Class B Common Stock of Pure that are issued and outstanding immediately prior to the merger (other than Class A Common Stock of Pure to be redeemed) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Common Stock” shall have the meaning set forth in the First Amended Charter.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Certificate of Incorporation of the Company, dated as of October 29, 2019, as subsequently amended prior to the date of this Agreement, including pursuant to the First Amended Charter.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Contributors” shall have the meaning set forth in the Recitals.

“Designated Director” shall mean any director designated for nomination by the Principal Stockholder Group.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“First Amended Charter” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“HighPeak I” shall have the meaning set forth in the Recitals.

“HighPeak II” shall have the meaning set forth in the Recitals.

“HighPeak III” shall have the meaning set forth in the Recitals.

“Hightower” shall have the meaning set forth in the Preamble.

“HP I” shall have the meaning set forth in the Preamble.

“HP II” shall have the meaning set forth in the Preamble.

“HP III” shall have the meaning set forth in the Preamble.

“HPK” shall have the meaning set forth in the Recitals.

“HPK Business Combination” shall have the meaning set forth in the Recitals.

“HPK Business Combination Agreement” shall have the meaning set forth in the Recitals.

“HPK GP” shall have the meaning set forth in the Recitals.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.2 to the Company’s Registration Statement on Form S-4 filed on [●].

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“MergerSub” shall have the meaning set forth in the Recitals.

“Nasdaq” shall mean the Nasdaq Capital Market or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“Nasdaq Rules” shall mean the rules and regulations of the Nasdaq.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Original Shares” shall mean the total shares of Common Stock issued and outstanding immediately following the Closing.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” shall mean, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person; provided, however, that in no event may any Principal Stockholder as of the date of this Agreement be permitted to Transfer any or all of its shares of Common Stock by means of a distribution of such shares to its direct or indirect partners, members or equityholders for a period of 180 days following the Closing Date, and in no event may any such partner, member or equityholder that receives any such shares of Common Stock in such a distribution be a Permitted Transferee.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Principal Stockholder” or “Principal Stockholders” shall have the meaning set forth in the Preamble.

“Principal Stockholder Group” shall have the meaning set forth in the Preamble.

“Proxy Statement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Pure” shall have the meaning set forth in the Recitals.

“Registration Rights Agreement” shall have the meaning given to such term in the HPK Business Combination Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, members, general partners, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Sponsor” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, of which the specified Person controls the management, or in the case of a partnership, of which the specified Person is a general partner.

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the Nasdaq Rules, the Exchange Act and SOX.

“voting securities” means one or more shares of capital stock the holder(s) of which are entitled to vote such shares generally in the election of the Company’s directors.

Section 1.2     Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1     Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. With respect to each Party that is an entity under applicable state law, such Party is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action of such Party, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2     Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) with respect to each Party that is an entity under applicable state law, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3     Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III
GOVERNANCE

Section 3.1     Board.

(a)     Composition of the Board. The Stockholders and the Company shall take all Necessary Action to cause the Board to be comprised at the Closing of seven directors, (i) four of whom shall be individuals who were initially designated by the Principal Stockholder Group before the mailing of the Proxy Statement and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement (each, a “Designated Director”), and (ii) three of whom shall be Unaffiliated Directors who were initially designated pursuant to the HPK Business Combination Agreement and thereafter shall be designated pursuant to Section 3.1(d) of this Agreement.

(b)     Principal Stockholder Group Representation. For so long as (i) the Principal Stockholder Group collectively beneficially owns not less than the percentage of the Original Shares shown below and (ii) the total number of Original Shares constitutes not less than the percentage of the then-outstanding total voting securities of the Company shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Principal Stockholder Group that, if elected, will result in the Principal Stockholder Group having the number of directors serving on the Board that is shown below. Such nominees shall not be required to be an “independent director” under the Nasdaq Rules unless otherwise indicated.

Percent of Original Shares Beneficially Owned	Percent of Then- Outstanding Company Voting Securities Represented by Original Shares	Number of Designated Directors
35% or greater	30% or greater	Up to 4 (one of whom must be an independent under the Nasdaq Rules if the Principal Stockholder Group beneficially owns 50% or less of the Company’s total outstanding voting securities)
25% to but not including 35%	25% or greater	Up to 3
15% to but not including 25%	15% or greater	Up to 2
5% to but not including 15%	7.5% or greater	1
Below 5%		0

(c)     At any time the members of the Board are allocated among separate classes of directors, (i) the Designated Directors shall be evenly distributed in different classes of directors to the extent practicable and (ii) after taking into account the immediately preceding clause (i), the Principal Stockholder Group shall be permitted to designate the class or classes to which each Designated Director shall be allocated.

(d)     Unaffiliated Directors. Following the closing of the HPK Business Combination, except as set forth in Section 3.1(b), the nomination of directors (including Unaffiliated Directors) at annual meetings will be the responsibility of the Nominating and Governance Committee, if then existing, and if no such Nominating and Governance Committee then exists, will be the responsibility of the Board.

(e)     Decrease in Designated Directors. Upon any decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board, the Principal Stockholders shall take all Necessary Action to cause the appropriate number of Designated Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. For the avoidance of doubt, any Designated Director resigning pursuant to this Section 3.1(e) shall be permitted to continue serving as a Designated Director until the Company’s next annual meeting; provided, however, that if the reason for the decrease in the number of Designated Directors that the Principal Stockholder Group is entitled to designate for nomination to the Board includes the fact that the Principal Stockholder Group has ceased to beneficially own more than fifty percent (50%) of the Company’s then-outstanding voting securities and none of the four (4) Designated Directors of the Principal Stockholder Group is independent under the Nasdaq Rules, then the Principal Stockholders shall take all Necessary Action to cause one (1) of the four (4) Designated Directors to resign immediately and the vacancy resulting from such resignation shall be filled by a person that is independent under the Nasdaq Rules and is designated by either the Principal Stockholder Group if it then still has the right to designate four (4) Designated Directors or by the Company’s Nominating and Governance Committee or the Board, as the case may be, in accordance with Section 3.1(d).

(f)     Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Company Charter, the Principal Stockholder Group shall have the exclusive right to remove its Designated Directors from the Board (including any committees thereof), and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the Principal Stockholder Group and subject to the limitations on the rights of the Principal Stockholder Group pursuant to Section 3.1(b) and the proviso in Section 3.1(e), the Principal Stockholder Group shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation (including from any committees thereof) of a Designated Director, and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Principal Stockholder Group as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the Principal Stockholder Group shall not have the right to designate a replacement director, and the Company and the Principal Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the Principal Stockholder Group in excess of the number of Designated Directors that the Principal Stockholder Group is then entitled to designate for membership on the Board pursuant to this Agreement.

(g)     Forced Resignation. Each Principal Stockholder shall take all Necessary Action to cause any of its Designated Directors to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the Nasdaq, or by applicable Law, has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders, has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law, has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction or is convicted of or pleaded nolo contendere to any felony involving dishonesty or moral turpitude; provided, however, that, subject to the limitations set forth in Section 3.1(a), 3.1(b) or 3.1(e), the Principal Stockholder Group shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(f). Nothing in this paragraph (g) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(h)     Size of Board. The Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed seven directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or the Nasdaq Rules. In the event the size of the Board is increased or decreased at any time to other than seven directors, the Principal Stockholder Group’s designation rights under this Section 3.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(i)     Committees. Subject to applicable Laws and the Nasdaq Rules, the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the Company’s audit committee) for which any such representative is eligible pursuant to applicable Laws and the Nasdaq Rules so long as the Principal Stockholder Group owns a number of shares of Common Stock equal to not less than (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company.

(j)     Expenses. The Company shall reimburse any Principal Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1, provided that a Principal Stockholder requesting any such reimbursement shall include with such request supporting documentation therefor.

Section 3.2     Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Stockholder agrees not to take action to remove each other’s or the director nominees of the Nominating and Governance Committee or the Board, as applicable, from office. Except as set forth in Section 3.1(b) or the proviso of Section 3.1(e), each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee or the Board, as applicable (to the extent those individuals are recommended in a manner consistent with the terms hereof).

Section 3.3     Restrictions on Transferability.

(a)     Subject to any separate restrictions on Transfer applicable to any shares of Common Stock held by the Principal Stockholders, and other than as set forth in this Section 3.3, no Principal Stockholder may Transfer any or all of its shares of Common Stock for a period of 180 days following the Closing Date without the prior written consent of the Company.

(b)     Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) may be bound (including the Registration Rights Agreement), and notwithstanding the restrictions set forth in Section 3.3(a), each Principal Stockholder shall be permitted to Transfer shares of Common Stock (i) at any time after 180 days following the Closing Date to any party, provided such Transfer is made in compliance with applicable securities laws, and further provided, that, if such Principal Stockholder wishes to Transfer shares of Common Stock to a Permitted Transferee of such Principal Stockholder and also assign its rights under this Agreement to such Permitted Transferee, then in connection with such Transfer, such Principal Stockholder must provide notice of such transfer to the Company and such Permitted Transferee must agree to become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto, and then such Transferee will be treated as a Principal Stockholder, with the same rights and obligations as its Transferring Stockholder for all purposes of this Agreement, and (ii) to the Company or its Subsidiaries.

(c)     Any attempted transaction in violation of this Section 3.3 shall be null and void ab initio.

Section 3.4     Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless such information becomes known to the public through no fault of such Stockholder, disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or such information was independently developed by the Stockholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5     Reimbursement of Expenses. The Company shall reimburse the Company’s directors (including Designated Directors) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6     Indemnity Agreements. Simultaneously with any person becoming a Designated Director, the Company shall execute and deliver to each such Designated Director an Indemnity Agreement dated the date such Designated Director becomes a director of the Company.

Article IV
GENERAL PROVISIONS

Section 4.1     Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee (other than a Permitted Transferee with respect to an assignment by such Permitted Transferee in accordance with Section 3.3(b)) may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6.

Section 4.2     Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; (ii) and in the event that a Stockholder or Designated Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, neither such Stockholder nor such Designated Director (and any such Affiliate) shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3     Termination. This Agreement shall terminate automatically (without any action by any Party) (i) as to each Stockholder at such time as the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) as to any individual Stockholder at such time as such Stockholder ceases to own any of the Original Shares; provided, that the provisions in Section 3.3 and this Article IV shall survive any such termination.

Section 4.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5     Entire Agreement; Amendment.

(a)     This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)     No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7     Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to any Principal Stockholder, to:

HighPeak Pure Acquisition, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [Ryan Hightower]
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Sarah K. Morgan
Email: smorgan@velaw.com

if to the Company to:

HighPeak Energy, Inc.
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: [Steven W. Tholen]
Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Email: moleary@HuntonAK.com

Section 4.8     Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9     Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11     Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12     Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HIGHPEAK ENERGY, INC.

By:

Name:   Steven W. Tholen

Title:     Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:   Jack Hightower

Title:     President & CEO

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

Signature Page to

Stockholders’ Agreement

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name:   Jack Hightower

Title:     Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:

Name: Jack Hightower

Title:   Chief Executive Officer

Jack Hightower

Signature Page to

Stockholders’ Agreement

Exhibit B

Form of Registration Rights Agreement

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2020 (the “Effective Date”), by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company has entered into a Business Combination Agreement, dated May 4, 2020 (as amended or supplemented to date, the “HPK Business Combination Agreement”), by and among the Company, Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“MergerSub”), Pure Acquisition Corp., a Delaware corporation (“Pure”), on the one part, and HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “Contributors”) and HighPeak Energy Management, LLC, solely for limited purposes specified therein, on the other part, pursuant to which (i) MergerSub will merge with and into Pure, with Pure surviving, (ii) the Company will exchange, on a one-for-one basis, all outstanding shares of Class A common stock of Pure and Pure Founder Shares (as defined herein) for newly issued shares of Common Stock (as defined herein) of the Company and will be assigned Pure’s rights and obligations under the Warrant Agreement, dated April 12, 2018, between Pure and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) the Contributors will contribute HPK Energy, LP, a Delaware limited partnership (“HPK”), to the Company on the terms and subject to the conditions set forth therein (the “HPK Business Combination”); and

WHEREAS, pursuant to Section 3.4 of the HPK Business Combination Agreement, this Agreement is required to be executed and delivered at the closing of the HPK Business Combination.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.4.

“Block Trade Notice” has the meaning set forth in Section 2.4.

“Block Trade Offer Notice” has the meaning set forth in Section 2.4.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Contributors” has the meaning set forth in the recitals to this Agreement.

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“FINRA” means the Financial Industry Regulatory Authority.

“Forward Purchase Warrants” shall mean the up to 7,500,000 warrants exercisable for Common Stock that may be issued pursuant to the Forward Purchase Agreement Amendment (as defined in the HPK Business Combination Agreement).

“General Disclosure Package” has the meaning set forth in Section 7.1(a).

“HighPeak I” has the meaning set forth in the recitals to this Agreement.

“HighPeak II” has the meaning set forth in the recitals to this Agreement.

“HighPeak III” has the meaning set forth in the recitals to this Agreement.

“Holder” or “Holders” has the meaning set forth in the Preamble.

“HPK” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination” has the meaning set forth in the recitals to this Agreement.

“HPK Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“HPK GP” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“MergerSub” has the meaning set forth in the recitals to this Agreement.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Permitted Transferee” of a Holder shall mean (a) any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person or (b) any of the partners, shareholders or members of such Holder or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Holder or relatives of such Holder.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pure” has the meaning set forth in the recitals to this Agreement.

“Pure Founder Shares” shall mean shares of Class B Common Stock, par value $0.0001 per share, of Pure.

“Pure’s Sponsor” shall mean HighPeak Pure Acquisition, LLC, a Delaware limited liability company.

“Registrable Securities” shall mean, with respect to any Holder, the Securities held by such Holder in the Company or any successor to the Company, excluding any such Securities that (a) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (b) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (c) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (a) all registration, qualification and filing fees; (b) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange or market; (c) fees and expenses with respect to filings required to be made with the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (d) fees and expenses of compliance with securities or “blue sky” laws; (e) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (f) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (g) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (h) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (i) printer, messenger, telephone and delivery expenses; and (j) the reasonable fees and disbursements of one special legal counsel to represent all of the other Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” shall mean Rule 144 of the rules and regulations promulgated under the Securities Act.

“Rule 145” shall mean Rule 145 of the rules and regulations promulgated under the Securities Act.

“S-3 Registration” has the meaning set forth in Section 2.2(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall mean, collectively the Shares and the Forward Purchase Warrants held by any Holder, including any securities issued or issuable with respect to such Securities by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Company’s Common Stock (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor).

“Shelf Registration” has the meaning set forth in Section 2.2(a).

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.2(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.2(d).

“Takedown Request Notice” has the meaning set forth in Section 2.2(d).

“Transfer” shall mean the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any potion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.2(c).

Section 2.	Demand Registration Rights

2.1     Demand Rights.

(a)     At any time, and from time to time, from and after ninety (90) calendar days after the Effective Date, any Holder (each, a “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its desire to have some or all of its Registrable Securities registered for sale; provided that such Demand Registration Notice covers (x) not less than $[●] million of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date or (y) all Registrable Securities held by such Demanding Holder. Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Securities to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.2(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC, with respect to the first such Demand Registration Statement, as soon as reasonably practical from the Effective Date, and with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of the date on which all of the Securities held by the Holders that are registered for resale under the Demand Registration Statement are no longer Registrable Securities, and the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

(b)     If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such registration shall be allocated first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2     Shelf Registration.

(a)     A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Securities under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Securities. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Securities to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(b)     With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(c)     At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder with Registrable Securities included on such Shelf Registration or S-3 Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if (i) the total offering price of the Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $[●] million, or (ii) such request is for all of the Shares held by Takedown Holder(s) as of the date of such request. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d)     Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.2(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e)     Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.3     Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

2.4     Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving any “road show” or a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), the Demanding Holder or Takedown Holder, as applicable, shall give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and the Company shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $[●] million in expected gross proceeds or for all Registrable Securities held by such Demanding Holder or Takedown Holder, as applicable. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

Section 3.	Incidental or “Piggy-Back” Registration.

3.1     Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or a registration statement on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries or relating to a transaction pursuant to Rule 145 under the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2     Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3     Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable.

3.4     Selection of Underwriter. Except to the extent Section 2.3 applies, Registrable Securities proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

Section 4.	Limitations on Registration Rights

4.1     Limitations on Registration Rights. Each Holder, together with all Affiliates or Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Affiliates and Permitted Transferees) no longer holds Registrable Securities representing at least $[●] million, as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $[●] million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $[●] million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date.

4.2     Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Section 5.	Suspension of Offering

5.1     Suspension of Offering. Notwithstanding the provisions of Sections 2 or 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

Section 6.	Registration Procedures

6.1     Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall:

(a)     use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)     prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)     promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)     promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(e)     use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(f)     until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(g)     if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(f) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)     use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(i)     if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(j)     in connection with the preparation and filing of any Registration Statement or any sale of Securities in connection therewith, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(k)     provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(l)     cooperate with the Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(m)     enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company shall cooperate and participate in the marketing of Registrable Securities, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Securities for anticipated aggregate gross proceeds of less than $[●] million; provided further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Securities (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(n)     furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)     make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)     take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2     Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3     Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell his or its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4     Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5     Lockup. In connection with any underwritten public offering of securities of the Company, each Holder (other than Ms. Barnes and Messrs. Sturdivant and Colvin and each of their Permitted Transferees, unless participating in such underwritten public offering) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company (other than, to the extent applicable, Ms. Barnes and Messrs. Sturdivant and Colvin) are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis.

Section 7.	Indemnification; Contribution

7.1     Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Securities at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law;

(c)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(d)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (a), (b) or (c) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2     Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(a)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)     against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(c)     against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3     Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have under the indemnity provisions of Sections 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Sections 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4     Contribution.

(a)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)     The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)     Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

Section 8.	Expenses

8.1     Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9.	Rule 144 Reporting

9.1     Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(a)     make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(b)     file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(d)     provide notice in writing to each Holder that then has one or more designees on the Company’s board of directors of the beginning and ending of any “blackout period” in connection with the Company’s publicly issuances from time to time of earnings releases for fiscal quarter or fiscal years.

Section 10.	Confidentiality

10.1     Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, managers, partners, officers, employees and equityholders that it shall use due care to prevent its officers, directors, managers, partners, employees, equityholders, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (b) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11.	Miscellaneous

11.1     Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2     Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3     Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4     Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5     Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Securities; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6     Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities or to a transferee acquiring at least $[●] million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on the Nasdaq Capital Market (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7     Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9     Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10     Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

11.11     Service of Process and Venue. Each of the parties hereto consents to submit itself to the personal jurisdiction of the United States District Court of the District of Delaware, the Delaware Supreme Court and the federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13     No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)     the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)     references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c)     a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)     the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)     the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15     Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remain outstanding.

11.16     Restriction on Transfer After Transaction. The Shares issued upon the exchange of Pure Founder Shares may not be sold until (a) with respect to Shares issued upon exchange of 50% of the Pure Founder Shares, the period ending on the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20-trading days within any 30-trading day period commencing after the Effective Date and (b) with respect to the Shares issued upon the exchange of the remaining 50% of the Pure Founder Shares, one year after the Effective Date, or earlier, in either case, if, subsequent to the Effective Date on the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Shares for cash, securities or other property.

11.17     No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be. For the avoidance of doubt, each Holder party to the Registration Rights Agreement, dated as of April 12, 2018, between Pure, HighPeak Pure Acquisition, LLC and the other Holders party thereto, agrees that any rights thereunder with respect to Pure are hereby superseded in all respects by the rights of such Holders hereunder with respect to the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HIGHPEAK ENERGY, INC.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HOLDERS:

HIGHPEAK PURE ACQUISITION, LLC

By:

Name:    Jack Hightower

Title:      President & CEO

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:      General Partner

By:

Name:    Jack Hightower

Title:      Chief Executive Officer

Jack Hightower

Sylvia K. Barnes

Jared S. Sturdivant

M. Gregory Colvin

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

SCHEDULE I

NOTICE ADDRESSES

Party	Address for Notice
HighPeak Energy, Inc.
HighPeak Pure Acquisition, LLC
HighPeak Energy, LP
HighPeak Energy II, LP
HighPeak Energy III, LP
Jack Hightower
Sylvia K. Barnes
Jared S. Sturdivant
M. Gregory Colvin

EXHIBIT C

FORM OF LTIP

1.     Purpose. The purpose of the HighPeak Energy, Inc. Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) HighPeak Energy, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Stock Awards, Dividend Equivalents, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.     Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)     “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)     “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)     “Award” means any Option, Stock Award, Dividend Equivalent, Cash Award or Substitute Award, together with any other right or interest, granted under the Plan.

(d)     “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cash Award” means an Award denominated in cash granted under Section 6(e).

(g)     “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)     The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)     If any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of less than 30% on the Effective Date acquires the ability to appoint a majority of the Board.

For purposes of Section 2(g)(i), (iii) and (v), acquisitions of securities in the Company by HighPeak Affiliates shall not constitute a Change in Control. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii), (iv) or (v) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)     “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)     “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)     “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(d), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)     “Effective Date” means [●], 2020.

(m)     “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)     “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)     “HighPeak Affiliates” means HPK Energy, LP, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Pure Acquisition, LLC and each of their respective Affiliates or future Affiliates in which Jack D. Hightower has the right to appoint such future Affiliate’s respective board of managers.

(q)     “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)     “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s)     “Nonstatutory Option” means an Option that is not an ISO.

(t)     “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u)     “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)     “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(w)     “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(x)     “SEC” means the Securities and Exchange Commission.

(y)     “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(z)     “Stock” means the Company’s Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(aa)     “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(c).

(bb)     “Substitute Award” means an Award granted under Section 6(f).

3.     Administration.

(a)     Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)     designate Eligible Persons as Participants;

(ii)     determine the type or types of Awards to be granted to an Eligible Person;

(iii)     determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)     determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)     modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)     determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)     impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)     interpret and administer the Plan and any Award Agreement;

(ix)     correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)     make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)     Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c)     Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or its Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)     Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)     Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.     Stock Subject to the Plan.

(a)     Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, a number of shares of Stock equal to 13% of the outstanding shares of Stock on the Effective Date (the “Share Pool”) are reserved and available for delivery with respect to Awards, and 1,300 shares of Stock will be available for the issuance of shares upon the exercise of ISOs. On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, the Share Pool will automatically be increased by (i) the number of shares of Stock issued under the Plan during the immediately preceding calendar year and (ii) 13% of the number of shares of Stock that are newly issued by the Company (other than those issued under the Plan) during the immediately preceding calendar year. For the avoidance of doubt, shares of Stock will not be made available pursuant to both the preceding sentence and Section 4(c).

(b)     Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)     Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b). If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d)     Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan, nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e)     Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.     Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.     Specific Terms of Awards.

(a)     General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Without limiting the scope of the preceding sentence, the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and any such performance goals may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)     Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)     Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(f) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii)     Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)     ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)     Stock Awards. The Committee is authorized to grant Stock Awards to members of the Board as a bonus, as additional compensation, or in lieu of cash compensation any such member of the Board is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(d)     Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(e)     Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(f)     Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate of the Company or any other right of an Eligible Person to receive payment from the Company or an Affiliate of the Company. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Substitute Awards referred to in the immediately preceding sentence that are Options may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(f) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price of an outstanding Option, (ii) grant a new Option or other Award in substitution for, or upon the cancellation of, any previously granted Option that has the effect of reducing the Exercise Price thereof, (iii) exchange any Option for Stock, cash or other consideration when the Exercise Price per share of Stock under such Option exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.     Certain Provisions Applicable to Awards.

(a)     Limit on Transfer of Awards.

(i)     Except as provided in Sections 7(a)(iii) and (iv), each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)     Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company.

(iii)     To the extent specifically provided by the Committee, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish.

(iv)     An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)     Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)     Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(d)     Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)     Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.     Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)     Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)     Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)     Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)     If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price with respect to an outstanding Option may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii)     If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)     Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)     Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)     accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)     redeem in whole or in part outstanding Awards by requiring (A) the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option, as applicable to such Awards or (B) the mandatory exercise by select holders of some or all of the outstanding Options as of a date, specified by the Committee; provided, however, in each case, that to the extent the Exercise Price of an Option exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii)     make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.     General Provisions.

(a)     Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)     Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)     Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fort Worth, Texas.

(d)     Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)     Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate of the Company.

(f)     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)     Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h)     Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)     Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)     Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or settlement of any other Award, require from the Participant (or in the event of his or her death, hiannes or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price or tax withholding) is received by the Company.

(k)     Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)     Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)     Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)     Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●], 2030. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.     Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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EXHIBIT D

FORM OF CERTIFICATE OF MERGER

OF

PURE ACQUISITION MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

PURE ACQUISITION CORP.

(a Delaware corporation)

[●], 2020

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), Pure Acquisition Corp., a Delaware corporation (the “Company”), in connection with the merger of Pure Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

Pure Acquisition Merger Sub, Inc.	Delaware

Pure Acquisition Corp.	Delaware

SECOND: A Business Combination Agreement, dated as of May 4, 2020 (the “Agreement”), by and among Merger Sub, the Company, and certain other parties thereto, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving corporation (the “Surviving Corporation”), and the name of the Surviving Corporation shall be “HighPeak Energy Acquisition Corp.”

FOURTH: Upon the effectiveness of the Merger and by virtue of the Merger, the Certificate of Incorporation of the Company shall be amended to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the effectiveness of the Merger, except (a) for Article FIRST, which shall read “The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”)” and (b) that the provisions of the Certificate of Incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and, as so amended, shall read in its entirety as set forth on Exhibit A attached hereto and shall be the amended and restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

FIFTH: The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL.

SEVENTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

EIGHTH: An executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by an authorized officer as of the date first written above.

PURE ACQUISITION CORP.

By:

Name:  Steven W. Tholen

Title:    Chief Financial Officer

Signature Page to Certificate of Merger

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PURE ACQUISITION CORP.

[Attached.]

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HIGHPEAK ENERGY ACQUISITION CORP.

FIRST: The name of the corporation is HighPeak Energy Acquisition Corp. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, par value of $0.0001 per share (“Common Stock”).

FIFTH: Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

NINTH:       A.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

*******************

EXHIBIT E

FORM OF AMENDED & RESTATED FORWARD PURCHASE AGREEMENT

This Amended & Restated Forward Purchase Agreement (this “Agreement”) is entered into as of [●], 2020 between HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy” or the “Company”), [[●], a [●] (“[●]”), [HighPeak Energy Partners II, LP, a Delaware limited partnership (“HPEP II”)], and [HighPeak Energy Partners III, LP, a Delaware limited partnership (“HPEP III”] and, together with [[●] and HPEP II]], the “Purchasers” and each individually, a “Purchaser”), and, solely for purposes of providing the written consent to assignment contemplated by Sections 4(i) and 9(f) of the original Forward Purchase Agreement (the “Original Agreement”), dated April 12, 2018, between Pure Acquisition Corp., a Delaware corporation (“Pure”) and HighPeak Energy Partners, LP, a Delaware limited partnership (“HPEP I” and, together with Pure, the “Original Parties”).

RECITALS

WHEREAS, Pure was formed for the purpose of effecting a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, Pure, pursuant to a prospectus dated April 16, 2018, sold in its initial public offering (“IPO”) 41,400,000 units (the “Public Units”), at a price of $10.00 per Public Unit, each Public Unit comprised of one share of Pure’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”, and the shares of Class A Common Stock included in the Public Units, the “Public Shares”), and one-half of one warrant, where each whole warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”);

WHEREAS, in connection with the IPO, Pure issued in a private placement an aggregate of 10,280,000 warrants, where each such warrant is exercisable for one share of Class A Common Stock at $11.50 per share, at a price of $1.00 per warrant (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”);

WHEREAS, Pure and HPEP I previously entered into the Original Agreement, pursuant to which HPEP I agreed on the terms and subject to the conditions set forth therein to subscribe for an aggregate of up to 15,000,000 units with each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock on the same terms as the Private Placement Warrants, for $10.00 per unit, or an aggregate maximum amount of $150,000,000 (the “Original Agreement Purchase Price”), immediately prior to the closing of Pure’s initial Business Combination (the “Business Combination Closing”);

WHEREAS, Pure, HighPeak Energy, HighPeak Energy, L.P. and certain of its affiliates and Pure Acquisition Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Pure, have entered into a Business Combination Agreement (as may be amended from time to time, the “HPK Business Combination Agreement”), pursuant to which, among other things, upon the Business Combination Closing the Public Shares and Class A Common Stock will be converted into the right to receive one share of Common Stock, par value $0.0001 per share (the “HighPeak Common Stock”) of HighPeak Energy and which provided for, among other things, the execution of this Agreement and the associated amendments to the Original Agreement to, among other things, assign Pure’s rights and obligations under the Original Agreement to HighPeak Energy and assign HPEP I’s rights and obligations to the Purchasers in accordance herewith;

WHEREAS, prior to the Business Combination, the existing warrant agreement (the “Warrant Agreement”) shall be assigned by Pure to HighPeak Energy concurrently with the closing of the Business Combination and the Warrants becoming exercisable thereunder pursuant to the terms thereof for shares of HighPeak Common Stock (such securities, after giving effect to the transactions contemplated by the HPK Business Combination Agreement, referred to herein as the “HighPeak Energy Warrants”);

WHEREAS, the Original Parties desire to assign their rights and obligations under the Original Agreement to HighPeak Energy and the Purchasers, as applicable, pursuant to Sections 4(c) and 9(f) of the Original Agreement;

WHEREAS, the parties hereto hereby acknowledge and agree that the signature of the authorized representative of Pure affixed on the signature page hereto constitutes the valid written consent of Pure to HPEP I’s assignment to the Purchasers and the amendment of the Original Agreement pursuant to Section 4(c) and Section 9(l) of the Original Agreement, and the signature of HPEP I affixed on the signature page hereto constitutes the valid written consent of HPEP I to Pure’s assignment and the amendment of the Original Agreement pursuant to Section 9(f) and Section 9(l) of the Original Agreement;

WHEREAS, the Purchasers wish to subscribe, on the terms and subject to the conditions set forth herein, for an aggregate of up to 15,000,000 shares of HighPeak Common Stock (the “Forward Purchase Shares”) and up to 7,500,000 HighPeak Energy Warrants (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate maximum amount of $150,000,000, representing the Original Agreement Purchase Price agreed to be paid by HPEP I under the Original Agreement; and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as provided herein;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     Sale and Purchase.

(a)     Forward Purchase Securities.

(i)     At Purchasers’ election, the Purchasers shall collectively purchase from HighPeak Energy, and HighPeak Energy shall issue and sell to the Purchasers, an aggregate of up to 15,000,000 units of Forward Purchase Securities (“Forward Purchase Units”), with each Forward Purchase Unit consisting of one Forward Purchase Share and one-half of one whole Forward Purchase Warrant, for $10.00 per Forward Purchase Unit, or an aggregate maximum amount of $150,000,000 (the purchase price for the actual number of Forward Purchase Units so purchased, the “Forward Purchase Price”), in such amounts as the Purchasers may designate on Exhibit A hereto in connection with their election, but in any event subject to clause 1(a)(ii).

(ii)     The number of Forward Purchase Units to be issued and sold by HighPeak Energy and purchased by the Purchasers hereunder shall not exceed the lesser of (A) that number which, after payment of the aggregate Forward Purchase Price by the Purchasers, will result in gross proceeds to HighPeak Energy in an aggregate amount equal to the amount of funds necessary for HighPeak Energy and Pure to consummate the Business Combination and pay related fees and expenses, less amounts available to Pure from the trust account established for the benefit of the holders of the Public Shares in the IPO (the “Trust Account”) (after giving effect to any redemptions of Public Shares), any other equity financing source obtained by Pure for such purpose at or prior to the consummation of the Business Combination, and amounts the Purchasers or their affiliates have expended to repurchase Public Warrants in any tender offer, plus any additional amounts mutually agreed by Pure and the Purchasers that may be retained by HighPeak Energy for working capital or other purposes and (B) 15,000,000 Forward Purchase Units.

(iii)     Each Forward Purchase Warrant will have the same terms as the Private Placement Warrants, and will be subject to the terms and conditions of the Warrant Agreement, dated as of April 12, 2018, by and between Pure and Continental Stock Transfer & Trust Company, as Warrant Agent, in connection with the IPO (the “Warrant Agreement” and assigned by Pure to HighPeak Energy and amended in connection with the Business Combination Closing). Each Forward Purchase Warrant will entitle the holder thereof to purchase one share of HighPeak Energy Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement, and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable 30 days after the Business Combination Closing, and will expire five years after the Business Combination Closing or earlier upon the liquidation of HighPeak Energy, as described in the Warrant Agreement. The Forward Purchase Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Purchasers or their Transferees (as defined below). If the Forward Purchase Warrants are held by Persons (as defined below) other than the Purchasers or their Transferees, the Forward Purchase Warrants will have the same terms as the Public Warrants, as set forth in the Warrant Agreement.

(iv)     HighPeak Energy shall deliver a notice (the “Closing Notice”) to the Purchasers (which such Closing Notice shall be deemed to have been delivered to the Purchasers if delivered to HPEP I pursuant to the terms of the Original Agreement), following the close of business two (2) Business Days before the Business Combination Closing, specifying the date of the Business Combination Closing and instructions for wiring the Forward Purchase Price. If the Purchasers previously delivered a completed Exhibit A to HighPeak Energy prior to the time at which HighPeak Energy is required to deliver the Closing Notice, then HighPeak Energy shall also include a copy of the completed Exhibit A along with the Closing Notice. If the Purchasers did not previously deliver a completed Exhibit A to HighPeak Energy prior to the time at which HighPeak Energy is required to deliver the Closing Notice, then no later than one (1) Business Day before the Business Combination Closing date as specified in the Closing Notice, the Purchasers shall deliver a completed Exhibit A to HighPeak Energy, specifying the number of Forward Purchase Units each Purchaser elects to purchase pursuant to the terms of this Agreement. The closing of the sale of Forward Purchase Units (the “Forward Closing”) shall be on the same date and immediately prior to the Business Combination Closing (such date being referred to as the “Forward Closing Date”).

(v)     On or before the Forward Closing, but in any event prior to or simultaneous with the Business Combination Closing, the Purchasers shall deliver to HighPeak Energy, to be held in escrow until the Forward Closing, the aggregate Forward Purchase Price for the Forward Purchase Units to be purchased by wire transfer of U.S. dollars in immediately available funds to the account specified by HighPeak Energy in the Closing Notice. Immediately prior to the Forward Closing, (A) the aggregate Forward Purchase Price shall be released from escrow automatically and without further action by HighPeak Energy or the Purchasers, and (B) upon such release, HighPeak Energy shall issue the number the Forward Purchase Units so purchased to the Purchasers in the amounts designated by the Purchasers on Exhibit A in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchasers (or their respective nominees in accordance with their respective delivery instructions), or to a custodian designated by the Purchasers, as applicable. In the event the Business Combination Closing does not occur on the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the aggregate Forward Purchase Price to the Purchasers, as applicable. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

(b)     Legends. Each book entry for the Forward Purchase Securities shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.”

2.     Representations and Warranties of the Purchasers. Each Purchaser, severally but not jointly, represents and warrants to HighPeak Energy as follows, as of the date hereof:

(a)     Organization and Power. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)     Authorization. Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchasers, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

(c)     Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)     Compliance with Other Instruments. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provision of such Purchaser’s respective organizational documents, (ii) of any instrument, judgment, order, writ or decree to which such Purchaser is a party or by which such Purchaser is bound, (iii) under any note, indenture or mortgage to which such Purchaser is a party or by which such Purchaser is bound, (iv) under any lease, agreement, contract or purchase order to which such Purchaser is a party or by which such Purchaser is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Purchaser, in each case (other than clause (i)), which would have a material adverse effect on such Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)     Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to HighPeak Energy, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Forward Purchase Units to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Units that such Purchaser acquires. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f)     Disclosure of Information. Such Purchaser has had an opportunity to discuss HighPeak Energy’s business, management, financial affairs and the terms and conditions of the offering of the Forward Purchase Securities, with HighPeak Energy’s management.

(g)     Restricted Securities. Such Purchaser understands that the offer and sale of the Forward Purchase Securities to such Purchaser has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. Such Purchaser understands that, when purchased, the Forward Purchase Units so purchased will constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Forward Purchase Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that HighPeak Energy has no obligation to register or qualify any of the Forward Purchase Units, or any shares of HighPeak Energy Common Stock for which they may be exercised, for resale, except as provided herein or in the Registration Rights Agreement (as defined in the HPK Business Combination Agreement) (collectively, the “Registration Rights”). Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Securities, and on requirements relating to HighPeak Energy which are outside of such Purchaser’s control, and which HighPeak Energy is under no obligation and may not be able to satisfy.

(h)     High Degree of Risk. Such Purchaser understands that its agreement to purchase Forward Purchase Units involves a high degree of risk which could cause such Purchaser to lose all or part of their investment.

(i)     Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)     No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners have either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(k)     Residence. Such Purchaser’s principal place of business is the office or offices located at the address of such Purchaser set forth on the signature page hereof.

(l)     Adequacy of Financing. Such Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.

(m)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of such Purchaser nor any person acting on behalf of such Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by HighPeak Energy in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by HighPeak Energy, any person on behalf of HighPeak Energy or any of HighPeak Energy’s affiliates (collectively, the “HPE Parties”).

3.     Representations and Warranties of HighPeak Energy. HighPeak Energy represents and warrants to the Purchasers as follows:

(a)     Organization and Corporate Power. HighPeak Energy is a corporation duly incorporated and validly existing and in good standing as a corporation under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)     Capitalization. As of the date hereof, the authorized share capital of HighPeak Energy consists of 10,000 shares of HighPeak Common Stock, par value $0.0001 per share, all of which are issued and outstanding and owned by Pure. Prior to the Forward Closing, HighPeak Energy will cause the First Amended Charter (as such term is defined in the HPK Business Combination Agreement) to be filed with the Secretary of State of the State of Delaware as a result of which, among other things, the authorized shares of HighPeak Common Stock will be increased to 600,000,000 and 10,000,000 shares of HighPeak Energy preferred stock, par value $0.0001 per share will be authorized for issuance.

(c)     Authorization. All corporate action required to be taken by HighPeak Energy to authorize HighPeak Energy to enter into this Agreement, and to issue Forward Purchase Units at the Forward Closing, and the securities issuable upon exercise of the Forward Purchase Warrants, has been taken or will be taken prior to the Forward Closing. All corporate action on the part of HighPeak Energy necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of Forward Purchase Units at the Forward Closing and the securities issuable upon exercise of the Forward Purchase Warrants has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by HighPeak Energy, shall constitute the valid and legally binding obligation of HighPeak Energy, enforceable against HighPeak Energy in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)     Valid Issuance of Securities. The Forward Purchase Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the securities issuable upon exercise of the Forward Purchase Warrants, when issued in accordance with the terms of the Forward Purchase Warrants and this Agreement, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Securities will be issued in compliance with all applicable federal and state securities laws.

(e)     Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws, if any, and pursuant to the Registration Rights.

(f)     Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the First Amended Charter as it may be amended from time to time (the “Charter”), or other governing documents of HighPeak Energy, (ii) of any instrument, judgment, order, writ or decree to which HighPeak Energy is a party or by which it is bound, (iii) under any note, indenture or mortgage to which HighPeak Energy is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which HighPeak Energy is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to HighPeak Energy, in each case (other than clause (i)) which would have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement.

(g)     Operations. As of the date hereof, HighPeak Energy has not conducted any operations other than organizational activities and activities in connection with the Business Combination (including as contemplated by the Predecessor Agreement (as defined in the HPK Business Combination Agreement)) and offerings of its securities.

(h)     No General Solicitation. Neither HighPeak Energy, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(i)     No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the HPE Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to HighPeak Energy, this offering, or a potential Business Combination, and the HPE Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the HPE Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.     Additional Agreements and Acknowledgements of the Purchaser.

(a)     Trust Account.

(i)     Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of Pure as a result of any liquidation of Pure, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it.

(ii)     Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, any Purchaser may have in respect of any Public Shares held by it. In the event any Purchaser has any Claim against Pure under this Agreement, such Purchaser shall pursue such Claim solely against Pure and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it.

(b)     No Short Sales. Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of Pure prior to the Business Combination Closing. For purposes of this Section, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

5.     Listing. HighPeak Energy will use commercially reasonable efforts to effect and maintain the listing of the HighPeak Common Stock and HighPeak Energy Warrants on the Nasdaq Capital Market (or another national securities exchange).

6.     Conditions for the Forward Closing.

(a)     The obligation of the Purchasers to purchase Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchasers that are affiliated with the Sponsor or by all of the Purchasers:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of the Forward Purchase Securities;

(ii)     The Business Combination shall be consummated with a company engaged in a business that is within the investment objectives of the Purchasers; provided, however, that the parties hereto hereby agree that the businesses contemplated to be acquired pursuant to the HPK Business Combination Agreement are hereby deemed to be within the investment objectives of the Purchasers;

(iii)     HighPeak Energy shall have delivered to the Purchasers a certificate evidencing HighPeak Energy’s good standing as a Delaware corporation;

(iv)     The representations and warranties of HighPeak Energy set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on HighPeak Energy or its ability to consummate the transactions contemplated by this Agreement;

(v)     HighPeak Energy shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by HighPeak Energy at or prior to the Forward Closing; and

(vi)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

(b)     The obligation of HighPeak Energy to sell Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by HighPeak Energy:

(i)     The Business Combination shall be consummated substantially concurrently with the purchase of Forward Purchase Units;

(ii)     The representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasers or their ability to consummate the transactions contemplated by this Agreement;

(iii)     The Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Forward Closing; and

(iv)     No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Forward Purchase Securities.

7.     Termination. This Agreement may be terminated at any time prior to the Forward Closing:

(a)     by mutual written consent of (i) HighPeak Energy and (ii) either the Purchasers that are affiliated with the Sponsor or all of the Purchasers;

(b)     automatically

(i)     if the Business Combination is not consummated by August 21, 2020;

(ii)     if (A) any Purchaser that is an affiliate of HighPeak Pure Acquisition, LLC (the “Sponsor”) or (B) HighPeak Energy becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of such Purchaser that is an affiliate of the Sponsor or HighPeak Energy, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment; or

(iii)     upon delivery of written notice by the Sponsor or any affiliate of the Sponsor to HighPeak Energy.

In the event of any termination of this Agreement pursuant to this Section 7, the Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchasers’ funds paid in connection herewith shall be promptly returned to the Purchasers, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers or HighPeak Energy and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.     General Provisions.

(a)     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to HighPeak Energy shall be sent to: HighPeak Energy, Inc., 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102, Attention: Chief Financial Officer, Email: [REDACTED], with a copy to HighPeak Energy’s counsel at Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, Attention: G. Michael O’Leary, Email: moleary@andrewskurth.com.

All communications to a Purchaser shall be sent to such Purchaser’s address as set forth next to such Purchaser’s name on the signature page hereof, or to such email address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a), including, with respect to any Purchaser that is an affiliate of the Sponsor, with a copy to such Purchaser’s counsel at Vinson and Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, Attention: Sarah K. Morgan, Email: smorgan@velaw.com.

(b)     No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchasers agree to indemnify and to hold harmless HighPeak Energy from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of their officers, employees or representatives are responsible. HighPeak Energy agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which HighPeak Energy or any of its officers, employees or representatives is responsible.

(c)     Original Agreement. From and after the effective time of this Agreement, this Agreement shall supersede, in its entirety, the Original Agreement and the Original Agreement shall be deemed canceled and shall cease to have any force or effect.

(d)     Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Forward Closing.

(e)     Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(f)     Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g)     Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(h)     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(i)     Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j)     Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(k)     Jurisdiction. The parties (i) submit to the jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(l)     Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(m)     Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and the Purchasers; provided, however, that the Purchasers may amend Exhibit A without the consent of the Company upon notice thereof to the Company.

(n)     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(o)     Expenses. Each of HighPeak Energy and the Purchasers will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. HighPeak Energy shall be responsible for the fees of its transfer agent; stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Securities and the securities issuable upon exercise of the Forward Purchase Warrants.

(p)     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(q)     Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(r)     Specific Performance. The Purchasers agree that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchasers in accordance with the terms hereof and that HighPeak Energy shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

(s)     Liability. Any liability of the Purchasers under this Agreement shall be several and not joint.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

HIGHPEAK ENERGY, INC.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

PURCHASERS:

[[●]

By:

Address for Notices:

[_____________]

[_____________]

[_____________]

[Email________]

HIGHPEAK ENERGY PARTNERS II, LP

By:     HighPeak Energy Partners GP II, LP

           Its general partner

By:      HighPeak GP II, LLC

           Its general partner

By:

            Jack Hightower

            Chief Executive Officer

Address for Notices:

HighPeak Energy Partners II, LP

ATTN:     Chief Financial Officer

421 W. 3rd Street, Suite 100

Fort Worth, Texas 76102

[Email________]

Signature Page to

Amended & Restated Forward Purchase Agreement

HIGHPEAK ENERGY PARTNERS III, LP

By:     HighPeak Energy Partners GP III, LP

           Its general partner

By:      HighPeak GP III, LLC

            Its general partner

By:

             Jack Hightower

             Chief Executive Officer

Address for Notices:

HighPeak Energy Partners III, LP

ATTN:     Chief Financial Officer

421 W. 3rd Street, Suite 100

Fort Worth, Texas 76102

[Email________]]

ORIGINAL PARTIES:

PURE ACQUISITION CORP.

By:

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK ENERGY PARTNERS, LP

By:     HighPeak Energy Partners GP, LP

           Its general partner

By:      HighPeak GP, LLC

           Its general partner

By:

             Jack Hightower

             Chief Executive Officer

Address for Notices:

HighPeak Energy Partners, LP

ATTN:     Chief Financial Officer

421 W. 3rd Street, Suite 100

Fort Worth, Texas 76102

[Email________]

Signature Page to

Amended & Restated Forward Purchase Agreement

TO BE COMPLETED BY HIGHPEAK ENERGY, INC.

Number of Forward Purchase Shares:
Number of Forward Purchase Warrants
Aggregate Purchase Price for Forward Purchase Securities:	$

TO BE EXECUTED UPON ANY ASSIGNMENT AND/OR REVISION IN ACCORDANCE WITH THIS AGREEMENT TO NUMBER OF “FORWARD PURCHASE SHARES,” “NUMBER OF FORWARD PURCHASE WARRANTS,” AND “AGGREGATE PURCHASE PRICE FOR FORWARD PURCHASE SECURITIES” SET FORTH ABOVE:

Number of Forward Purchase Shares, Number of Forward Purchase Warrants and Aggregate Purchase Price for Forward Purchase Securities as of , 20[ ], accepted and agreed to as of this day of , 20[ ].

[[●]

By:

Address for Notices:

[_____________]

[_____________]

[_____________]

[Email________]

HIGHPEAK ENERGY PARTNERS II, LP

By:     HighPeak Energy Partners GP II, LP

           Its general partner

By:      HighPeak GP II, LLC

           Its general partner

By:

             Jack Hightower

             Chief Executive Officer

Address for Notices:

HighPeak Energy Partners II, LP

ATTN: Chief Financial Officer

421 W. 3rd Street, Suite 100

Fort Worth, Texas 76102

[Email________]

HIGHPEAK ENERGY PARTNERS III, LP

By:     HighPeak Energy Partners GP III, LP

           Its general partner

By:      HighPeak GP III, LLC

           Its general partner

By:

             Jack Hightower

             Chief Executive Officer

Address for Notices:

HighPeak Energy Partners III, LP

ATTN: Chief Financial Officer

421 W. 3rd Street, Suite 100

Fort Worth, Texas 76102

[Email________]]

HIGHPEAK ENERGY, INC.

By:

Name:   Steven W. Tholen

Title:     Chief Financial Officer

SCHEDULE A

SCHEDULE OF TRANSFERS OF FORWARD PURCHASE SECURITIES

The following transfers of a portion of the original number of Forward Purchase Shares and Forward Purchase Warrants have been made:

Date of Transfer	Transferee Number of Forward Purchase Shares Transferred	Number of Forward Purchase Warrants Transferred	Purchaser’s Revised Forward Purchase Share Amount	Purchaser’s Revised Forward Purchase Warrant Amount

TO BE EXECUTED UPON ANY ASSIGNMENT OR FINAL DETERMINATION OF FORWARD PURCHASE SECURITIES:

Schedule A as of     , 20[ ], accepted and agreed to as of this day of     , 20[ ] by:

TRANSFEROR:

[NAME]

By:

Name:

Title:

TRANSFEREE:

[NAME]

By:

Name:

Title:

Exhibit A

Party	Number of Forward Purchase Units (“FPU”) to be Purchased	Consideration ($10.00 per FPU)	Forward Purchase Shares (“FPS”) to be Issued (1 FPS per FPU)	Forward Purchase Warrants (“FPW”) to be Issued (½ FPW per FPU)
[●]
[HighPeak Energy Partners II, LP]
[HighPeak Energy Partners III, LP]
Total

Exhibit A to Amended & Restated Forward Purchase Agreement

Exhibit f

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made effective as of [●], 2020 (the “Closing Date”), by and among (i) HighPeak Energy, Inc., a Delaware corporation (the “Company”), (ii) HighPeak Energy Operating, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company that is disregarded as separate from the Company for U.S. federal income tax purposes (“HEO”), (iii) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (iv) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (v) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), and (vi) HPK Energy, LLC, a Delaware limited liability company (“HPK Energy GP”, and together with HighPeak I, HighPeak II and HighPeak III, each, an “Assignor” and collectively, the “Assignors”). Capitalized terms used but not herein defined will have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Assignors and the other parties thereto entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as it may be amended, supplemented, or modified from time to time, the “Business Combination Agreement”), under which the Assignors agreed to contribute and assign, directly or indirectly, to the Company, and the Company agreed to accept from the Assignors, the HPK LP Interests, the HPK GP Interests and all Sponsor Loans with respect to which any Assignor is the payee and the Company is the obligor, all on the terms and subject to the conditions set forth therein;

WHEREAS, the Business Combination Agreement permits the Company to designate a subsidiary that is disregarded as separate from the Company for U.S. federal income tax purposes to receive the HPK GP Interests and the Company has designated HEO;

WHEREAS, in accordance with the Business Combination Agreement the assignment and acceptance of the HPK LP Interests, the HPK GP Interests and all Sponsor Loans is to occur immediately following the Merger (as such term is defined in the Business Combination Agreement); and

WHEREAS, the Merger Effective Time (as such term is defined in the Business Combination Agreement) has just occurred.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Business Combination Agreement, the Assignors’ collective receipt of the Stock Consideration pursuant to the terms of the Business Combination Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Assignment and Assumption.

(a)     Each of HighPeak I, HighPeak II and HighPeak III hereby contributes, conveys, assigns, transfers and delivers to the Company all of its rights, title, interest and obligations in and to the HPK LP Interests, and the Company hereby accepts and assumes such HPK LP Interests and, except as set forth in (i) Section 8.4(b), with respect to Contributor’s obligation to indemnify the Parent Parties, (ii) Section 8.7, (iii) Section 8.10, (iv) Section 8.20 and (v) Section 11.15(a), in each case of the Business Combination Agreement, agrees to indemnify, defend and hold harmless each Assignor and its respective Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to (i) the HPK LP Interests or (ii) the ownership or operation of the Transferred Entities or any of their respective assets, in each case whether arising prior to, on or after the Closing Date.

(b)     HPK Energy GP hereby conveys, assigns, transfers and delivers to HEO all of its rights, title, interest and obligations in and to the HPK GP Interests, and HEO hereby accepts and assumes such HPK GP Interests and, except as set forth in (i) Section 8.4(b), with respect to HPK Energy GP’s obligation to indemnify the Parent Parties, (ii) Section 8.7, (iii) Section 8.10, (iv) Section 8.20 and (v) Section 11.15(a), in each case of the Business Combination Agreement, agrees to indemnify, defend and hold harmless HPK Energy GP and its Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to (i) the HPK GP Interests or (ii) the ownership or operation of HPK Energy or its assets, in each case whether arising prior to, on or after the Closing Date.

(c)     Each Assignor hereby contributes, conveys, assigns, transfers and delivers to the Company all of its rights, title, interest and obligations in and to the Sponsor Loans set forth opposite such Assignor’s name on Exhibit A hereto, if any, and the Company hereby accepts and assumes such Sponsor Loans and agrees to indemnify, defend and hold harmless each Assignor and its respective Affiliates from and against any losses, costs, expenses, damages, judgments, liens, penalties or any other liabilities arising out of or in any way related to the Sponsor Loans, whether arising prior to, on or after the Closing Date.

2.     Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 2, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

3.      Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Exhibit F-2

4.      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

5.      Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

6.     No Modification of Business Combination Agreement. This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Business Combination Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Business Combination Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Business Combination Agreement.

7.      Waiver of Other Representations. Except for those representations and warranties expressly contained in the Business Combination Agreement, the HPK LP Interests and the HPK GP Interests are being transferred “as-is, where is, with all faults” and the Assignors expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of any Transferred Entity or their respective assets or the prospects, risks and other incidents of any Transferred Entity and their respective assets.

8.      Waiver of Claims. For the avoidance of doubt, neither the Company nor HEO shall have any claim of any kind, direct or indirect, express or implied, against any Assignor pursuant to this Agreement.

[Signature Pages Follow]

Exhibit F-3

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

THE COMPANY: HIGHPEAK ENERGY, INC.

By:
Name:
Title:

HEO: HIGHPEAK ENERGY OPERATING, LLC

By:
Name:
Title:

Signature Page to Assignment Agreement

Exhibit F-4

ASSIGNORS:

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:

Name:

Title:

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:

Name:

Title:

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:

Name:

Title:

HPK ENERGY, LLC

By:

Name:

Title:

Signature Page to Assignment Agreement

Exhibit F-5

EXHIBIT A

SPONSOR LOANS

Assignor	Date of Sponsor Loan	Principal Amount	Total Amount (including accrued and unpaid interest) as of the Closing Date

Exhibit F-6

Exhibit G
HIGHPEAK EMPLOYER PSA

PURCHASE AND SALE AGREEMENT

by and between

HIGHPEAK ENERGY MANAGEMENT, LLC,

as Seller,

and

HPK ENERGY, LP,

as Buyer

Dated as of May 4, 2020

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		1

1.1	Certain Definitions	1

Article II PURCHASE AND SALE OF THE TRANSFERRED INTERESTS		5

2.1	Purchase and Sale of the Transferred Interests	5
2.2	Purchase Price	5
2.3	Closing; Conditions to Closing; Termination	5
2.4	Deliveries and Actions at Closing	6

Article III REPRESENTATIONS AND WARRANTIES related to SELLER		7

3.1	Organization, Standing and Power	7
3.2	Authority; No Violations; Consents and Approvals	7
3.3	Governmental Consents	8
3.4	Ownership of the Transferred Interests	8
3.5	Brokers	8
3.6	No Additional Representations	8

Article IV REPRESENTATIONS AND WARRANTIES related to the COMPANY		9

4.1	Organization, Standing and Power	9
4.2	Capitalization	9
4.3	No Violations; Consents and Approvals	10
4.4	Governmental Consents	10
4.5	Brokers	10

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		11

5.1	Organization, Standing and Power	11
5.2	Authority; No Violations; Consents and Approvals	11
5.3	Governmental Consents	12
5.4	Brokers	12
5.5	Accredited Investor; Investment Intent	12
5.6	No Additional Representations	12

Article VI COVENANTS AND AGREEMENTS		13

6.1	Conduct of Company Business Pending the Closing	13
6.2	Transfer Taxes; Tax Matters	13
6.3	Cooperation on Tax Matters	13
6.4	Administrative Services Agreement	14
6.5	Transfer of Employee-Related Assets	14
6.6	Expenses and Other Payments	14

Article VII GENERAL PROVISIONS		15

7.1	Survival	15

i

7.2	Notices	15
7.3	Rules of Construction	15
7.4	Counterparts	16
7.5	Entire Agreement; Third Party Beneficiaries	16
7.6	Governing Law; Venue; Waiver of Jury Trial	17
7.7	Severability	18
7.8	Assignment	18
7.9	Affiliate Liability	18
7.10	Specific Performance	18
7.11	Amendment	19
7.12	Extension; Waiver	19
7.13	Releases	19

LIST OF EXHIBITS

Exhibit A     Form of Assignment Agreement

Exhibit B     A&R Administrative Service Agreement Terms

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of May 4, 2020, by and between (i) HPK Energy, LP, a Delaware limited partnership (“Buyer”), and (ii) HighPeak Energy Management, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding Interests in HighPeak Energy Employees, Inc., a Delaware corporation (the “Company” and such Interests, the “Transferred Interests”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign to Buyer, and Buyer desires to acquire, all of the Transferred Interests in exchange for the consideration set forth herein; and

WHEREAS, immediately after the execution of this Agreement, Pure Acquisition Corp., a Delaware corporation (“Pure”), HighPeak Energy, Inc. a Delaware corporation, Pure Acquisition Merger Sub, Inc., a Delaware corporation, HighPeak Energy, LP, a Delaware limited partnership, HighPeak Energy II, LP, a Delaware limited partnership, HighPeak Energy III, LP, a Delaware limited partnership, HPK Energy, LLC, a Delaware limited liability company, and solely for limited purposes specified therein, Seller, shall enter into a Business Combination Agreement (the “HPK Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“A&R ASA” has the meaning set forth in Section 6.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise; provided, however, that, for purposes of this Agreement, Seller shall not be deemed an Affiliate of Buyer or vice versa, and the Company shall be an Affiliate of Seller with respect to periods of time prior to the Closing and an Affiliate of Buyer with respect to periods following the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Assignment Agreement” has the meaning set forth in Section 2.4(a)(i).

“Business Combination” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.

“Buyer Related Persons” has the meaning set forth in Section 7.13(a).

“Buyer Released Claims” has the meaning set forth in Section 7.13(b).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” has the meaning set forth in Section 4.1.

“Company Taxes” means any cost or liability of the Company with respect to Taxes or an Employee Benefit Plan that are owed by the Company to any Person resulting from the Transactions, related to any taxable period (or portion thereof) ending prior to the Closing, or occurring as a result of facts, actions or inactions that originated or occurred prior to the Closing.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Creditors’ Rights” has the meaning set forth in Section 3.2(a).

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Existing ASA” means that certain Administrative Services Agreement, dated as of October 26, 2017, between Seller and the Company.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HPK Business Combination Agreement” has the meaning set forth in the Recitals.

“Immaterial Consents” means any consent, approval, notice or other direct or indirect restriction on assignment, transfer or disposition (a) that, by its written terms, cannot be unreasonably withheld by the holder or beneficiary thereof or (b) that, if not obtained, waived, or given, would not result in a material breach of or default under, or termination of, the underlying permit, license, lease, contract, instrument or agreement.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Entities with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance; and (viii) any reclassification or recalculation of reserves in the ordinary course of business; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that any such matters have a disproportionate and materially adverse effect on the financial condition, assets, business or results of operations of the Company relative to other businesses in the industries in which the Company operates.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Party” or “Parties” means a party or the parties to this Agreement, as applicable.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization or any other form of business or professional entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Pure” has the meaning set forth in the Recitals.

“Related Persons” has the meaning set forth in Section 7.13(a).

“Representatives” means, with respect to a Party, such Party’s officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives, collectively.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1.

“Seller Related Persons” has the meaning set forth in Section 7.13(b).

“Seller Released Claims” has the meaning set forth in Section 7.13(a).

“Subsidiary” means, with respect to a Person, any Person of which (a) at least 50% of the Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest or a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Provisions” has the meaning set forth in Section 7.1.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes or similar charges, levies or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties and additions to tax imposed by any Governmental Entity.

“Transaction Agreements” means this Agreement, the A&R ASA and each other agreement to be executed and delivered in connection herewith and therewith, including, for the avoidance of doubt, the HPK Business Combination Agreement.

“Transaction Expenses” has the meaning set forth in Section 6.6(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including, for the avoidance of doubt, the Business Combination.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Transferred Interests” has the meaning set forth in the Recitals.

Article II
PURCHASE AND SALE OF THE TRANSFERRED INTERESTS

2.1     Purchase and Sale of the Transferred Interests. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver the Transferred Interests to Buyer, and Buyer shall purchase and accept from Seller, the Transferred Interests.

2.2     Purchase Price. The purchase price (the “Purchase Price”) to be delivered by Buyer to Seller in exchange for the sale, assignment, conveyance, transfer and delivery of the Transferred Interests to Buyer shall be Ten Dollars ($10.00).

2.3     Closing; Conditions to Closing; Termination.

(a)     Subject to Section 2.3(c), the closing of the transactions contemplated hereby (the “Closing”) shall take place at 8:59 a.m., Houston, Texas time, on the date on which the closing of the transactions contemplated by the HPK Business Combination Agreement are consummated, at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Buyer and Seller may agree in writing; provided, however, that notwithstanding the foregoing, the Closing shall occur immediately prior to the closing of the transactions contemplated by the HPK Business Combination Agreement. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

(b)     The Parties shall only be obligated to consummate the transactions contemplated hereby if, at the Closing, (i) Pure and its Subsidiaries that are parties to the HPK Business Combination Agreement shall be ready, willing and able to consummate the transactions contemplated by the HPK Business Combination Agreement and (ii) the consummation of the transactions contemplated by the HPK Business Combination Agreement shall occur promptly following the Closing, and in any event, on the same day as the Closing.

(c)     Notwithstanding anything in this Agreement to the contrary, this Agreement shall immediately and automatically terminate upon the termination of the HPK Business Combination Agreement for any reason. In the event of a termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto.

2.4     Deliveries and Actions at Closing.

(a)     At or prior to the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i)     a counterpart of an assignment agreement in substantially the form attached hereto as Exhibit A (the “Assignment Agreement”), assigning the Transferred Interests to Buyer, duly executed by Seller;

(ii)     a properly executed certificate prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying to the non-foreign status of Seller;

(iii)     a counterpart of the A&R ASA, duly executed by Seller and the Company in accordance with Section 6.4; and

(iv)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)     At or prior to the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i)     the payment of the Purchase Price;

(ii)     a counterpart of the Assignment Agreement, duly executed by Buyer; and

(iii)     any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

Article III
REPRESENTATIONS AND WARRANTIES related to SELLER

Seller represents and warrants to Buyer as of the date hereof as follows:

3.1     Organization, Standing and Power. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Seller (a “Seller Material Adverse Effect”).

3.2     Authority; No Violations; Consents and Approvals.

(a)     Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Seller. Any and all approvals by the owners of Seller necessary or appropriate for Seller to consummate the Transactions have been received and are in full force and effect. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions applicable to Seller have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

(b)     Other than with respect to the express terms of any contract or any other intangible asset that Seller and Buyer agree is to be transferred to the Company, Buyer or one of Buyer’s Subsidiaries as contemplated by Section 6.5, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Seller to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, preferential purchase rights, first offer or first refusal, in each case, with respect to the Transferred Interests under any provision of (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is a party or by which Seller’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 3.3 and Section 4.4 are duly and timely obtained or made, any Law applicable to Seller or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that (A) have not had, individually or in the aggregate, a Seller Material Adverse Effect or (B) have not had and are not reasonably likely to result in any loss of (I) Transferred Interests or (II) any material assets of the Company.

(c)     Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of Seller, except for defaults or violations that (i) have not had, individually or in the aggregate, a Seller Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity or any owner of Seller) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is now a party or by which Seller or any of its properties or assets is bound is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions applicable to Seller, other than Immaterial Consents.

3.3     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions applicable to Seller, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Seller Material Adverse Effect or (ii) has not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

3.4     Ownership of the Transferred Interests. Seller is the record and beneficial owner of, and has good and valid title to, the Transferred Interests, free and clear of all encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws or the Organizational Documents of the Company.

3.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

3.6     No Additional Representations.

(a)     Except for the representations and warranties made in this Article III and in Article IV, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the Company, and Seller hereby disclaims any such other representations or warranties. In particular, except for the representations and warranties made by Seller in this Article III and in Article IV, and without limiting the foregoing disclaimer, neither Seller nor any other Person on behalf of Seller makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to, any oral or written information presented to Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that neither Buyer nor any other Person has made or is making any representations or warranties to Seller relating to Buyer whatsoever, express or implied, beyond those expressly given by Buyer in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller or any of its Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES
related to the COMPANY

Seller represents and warrants to Buyer as of the date hereof as follows:

4.1     Organization, Standing and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on the Company, taken as a whole (a “Company Material Adverse Effect”). Seller has heretofore made available to Buyer complete and correct copies of the Organizational Documents of the Company, in each case, as of the date hereof. As of the Closing, the Organizational Documents of the Company have not been amended in any respect from the copies thereof made available to Buyer, except for any amendments made in accordance with Section 6.1.

4.2     Capitalization. The Transferred Interests represent all of the issued and outstanding Interests in the Company. The Transferred Interests are validly issued, fully paid and non-assessable and the Transferred Interests are not subject to preemptive rights. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any voting or other agreements to which the Company is a party or by which it is bound relating to the voting of any Transferred Interests. The Company does not own any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

4.3     No Violations; Consents and Approvals.

(a)     Other than with respect to the express terms of any contract or any other intangible asset that Seller and Buyer agree is to be transferred to the Company, Buyer or one of Buyer’s Subsidiaries as contemplated by Section 6.5, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any material contract of the Company or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 3.3 and Section 4.4 are duly and timely obtained or made, any Law applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that (A) have not had, individually or in the aggregate, a Company Material Adverse Effect and (B) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(b)     The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Company, except for defaults or violations that (i) have not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

(c)     No consent or approval from, or notice to, any third party under any material contract of the Company is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transactions, other than Immaterial Consents.

4.4     Governmental Consents. No consent, approval, order or authorization of, notice to, registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transactions, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make (i) has not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) have not had and are not reasonably likely to result in, individually or in the aggregate, any loss, cost or liability to Buyer or the Company in excess of $2,500,000.

4.5     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

5.1     Organization, Standing and Power. Buyer (a) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, a Material Adverse Effect on Buyer (a “Buyer Material Adverse Effect”).

5.2     Authority; No Violations; Consents and Approvals.

(a)     Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to Buyer. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions applicable to Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.

(b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Buyer to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Buyer under, any provision of (i) the Organizational Documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is a party or by which Buyer’s properties or assets are bound or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 5.3 are duly and timely obtained or made, any Law applicable to Buyer or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, encumbrances or rights that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)     Buyer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, a Buyer Material Adverse Effect.

(d)     No consent or approval from, or notice to, any third party (other than a Governmental Entity) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions applicable to Buyer.

5.3     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions applicable to Buyer, except for: (a) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” laws and (b) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, a Buyer Material Adverse Effect.

5.4     Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.5     Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Transferred Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. Buyer acknowledges that the Transferred Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer, together with its equityholders, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.6     No Additional Representations.

(a)     Except for the representations and warranties made in this Article V, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller or any of its Affiliates or Representatives with respect to, any oral or written information presented to Seller or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

(b)     Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of Seller, the Company or any other Person has made or is making any representations or warranties to Buyer relating to (i) the Company whatsoever, express or implied, beyond those expressly given by Seller in Article IV or (ii) Seller whatsoever, express or implied, beyond those expressly given by Seller in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding Seller or the Company furnished or made available to Buyer or any of its Representatives.

Article VI
COVENANTS AND AGREEMENTS

6.1     Conduct of Company Business Pending the Closing. Except (w) as expressly contemplated or permitted by this Agreement, (x) as may be required by applicable Law, (y) as may be required in response to emergency situations (provided, however, that Seller promptly notifies Buyer of the same) or (z) as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)     Seller covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Section 2.3(c), it shall cause the Company to (i) conduct its business in the ordinary course and (ii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) retain its current officers and (C) preserve its relationships with its key customers and suppliers; and

(b)     without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Section 2.3(c), Seller shall cause the Company not to take any action or omit to take any action that would cause a violation of Section 8.1 of the HPK Business Combination Agreement or that would result in any representation or warranty contained in Article IV or Article V of the HPK Business Combination Agreement to the extent that it relates to the Company not to be true and correct as of the Closing (as defined in the HPK Business Combination Agreement), subject to the materiality standards applicable to such representations and warranties as set forth in Section 9.3(a) of the HPK Business Combination Agreement.

6.2     Transfer Taxes; Tax Matters.

(a)     Buyer shall be responsible for (and reimburse, indemnify, defend and hold harmless Seller and its Affiliates against) any and all Transfer Taxes, if any, that are imposed with respect to or resulting from the Transactions. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

(b)     Seller shall be responsible for all Company Taxes.

6.3     Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the transactions contemplated hereby. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

6.4     Administrative Services Agreement. The Parties acknowledge that Seller and the Company are parties to the Existing ASA. At or prior to the Closing, Seller and the Company shall amend and restate the Existing ASA, in a form reasonably acceptable to Buyer, to reflect the changes set forth on Exhibit B attached hereto and any other changes that Seller and Buyer agree upon in writing (as amended and restated, the “A&R ASA”).

6.5     Transfer of Employee-Related Assets. Seller currently owns certain assets (e.g., office leases, computers, software licenses, etc.) that are utilized by the employees of the Company. Prior to the Closing, the Parties shall work together to identify such assets that are utilized by the employees of the Company and that Buyer would like to acquire and Seller shall, at Buyer’s option, be required to transfer such assets to the Company, Buyer or a Subsidiary of Buyer at or prior to the Closing for such consideration, if any, as the Parties may agree upon; provided that in no event shall Buyer or such other transferee be required to pay an amount for such assets that is greater than the lesser of (a) replacement cost and (b) Buyer’s book value therefor. Notwithstanding the foregoing, Seller shall not be required to transfer any such assets, pursuant to this Section 6.5 if the transfer thereof would require the consent of any third party, other than Immaterial Consents.

6.6     Expenses and Other Payments.

(a)     Upon and following consummation of the Transactions, except as otherwise provided in this Agreement, Buyer shall pay all of its own expenses and the expenses of Seller and of the Company (to the extent not paid by or on behalf of Seller and the Company prior to the Closing), in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement (including that certain Purchase and Sale Agreement, dated as of November 27, 2019, which was terminated as of April 24, 2020) and the consummation of the transactions contemplated hereby (“Transaction Expenses”). In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

(b)     For purposes of clarification, nothing contained in this Section 6.6 shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 7.10 at any time prior to valid termination of this Agreement pursuant to Section 2.3(c).

Article VII
GENERAL PROVISIONS

7.1     Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Articles I, II and VII and Sections 6.2, 6.3 and 6.6 will survive the Closing (the “Surviving Provisions”). After the Closing, other than as set forth in this Agreement or in any other Transaction Agreement, (i) there shall be no liability or obligation on the part of any Party hereto to any other Party (except for fraud) and (ii) no Party shall bring any claim of any nature against any other Party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the Parties with respect to the Surviving Provisions.

7.2     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by e-mail (but only upon confirmation of transmission); or (d) if transmitted by national overnight courier, in each case, as addressed as follows:

(i)      if to Seller, to:

HighPeak Energy Management, LLC
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Daniel Silver
E-mail: [REDACTED]

(ii)      if to Buyer, to:

HPK Energy, LP
421 W. 3rd Street, Suite 1000
Fort Worth, Texas 76102
Attention: Ryan Hightower
E-mail: [REDACTED]

7.3     Rules of Construction.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)     All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” The word “or” is not exclusive unless the context otherwise requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(c)     In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” means calendar days.

7.4     Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

7.5     Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Except for the provisions of Section 7.9 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE FEDERAL OR STATE COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

7.7     Severability. Each Party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

7.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 7.8 shall be void.

7.9     Affiliate Liability. No Affiliate or Representative of a Party or Representative of an Affiliate of a Party shall have any liability or obligation in its capacity as such to any other Party hereunder of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby (except, for the avoidance of doubt, to the extent that such Affiliate or Representative executes this Agreement or any other agreement, certificate or instrument as a principal intending to be legally bound thereby), and each Party hereby waives and releases all claims of any such liability and obligation.

7.10     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of itself and the third Party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.12     Extension; Waiver. At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed:

(a)     extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)     waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)     waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such Party.

7.13     Releases.

(a)     Seller hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of its Controlled Affiliates (other than the Company) and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Buyer and its Subsidiaries and past, present and future equityholders, Affiliates and Representatives (collectively, the “Buyer Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Seller or any of its Related Persons has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company or its business, arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional payments from Buyer or any of its Subsidiaries by reason of any matter, cause or thing whatsoever other than (a) the applicable Surviving Provisions, (b) any obligations owed to any officer, director, manager, employee or consultant pursuant to the Organizational Documents of the Company or any employee benefit plan or any other compensation or retention arrangement by the Company, Buyer or any of their respective Subsidiaries and (c) any obligations under any of the other Transaction Agreements (the “Seller Released Claims”). Seller agrees not to, and to cause its Related Persons not to, assert any proceeding against Buyer, any Buyer Related Person or the Company with respect to Seller Released Claims. Seller agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy (including any such rights and remedies contained in the Organizational Documents of the Company) against Buyer, any Buyer Related Person or the Company in connection with any liability for any Seller Released Claim. Notwithstanding anything herein to the contrary, this Section 7.13(a) shall not impose any restrictions or limitations on the ability of Seller (or any of its Related Persons) to exercise or assert any rights or remedies against Buyer, any Buyer Related Person or the Company that may arise from and after the Closing.

(b)     Buyer hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its Related Persons (including the Company), to the fullest extent permitted by Law, any and all causes of action, damages, judgments, liabilities and rights against Seller and its past, present and future equityholders, Affiliates and Representatives (other than the Company) (collectively, the “Seller Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, Buyer or any of its Related Persons (including the Company) has ever had or may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company, its business or assets and properties or the ownership or operation thereof, including pursuant to the Organization Documents thereof (and any breaches thereof), arising from or relating to this Agreement or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, other than the applicable Surviving Provisions (the “Buyer Released Claims”). Buyer agrees not to, and to cause its Related Persons not to, assert any proceeding against Seller or any Seller Related Person with respect to the Buyer Released Claims. Buyer agrees that it will not (and will not cause or permit any of its Related Persons to) exercise or assert any right of contribution, set-off or indemnity or any other right or remedy against Seller or any Seller Related Person in connection with any liability to which Buyer or any of its Related Persons may become subject for any Buyer Released Claims. Notwithstanding anything herein to the contrary, this Section 7.13(b) shall not impose any restrictions or limitations on the ability of Buyer or any of its Subsidiaries to exercise or assert any rights or remedies against Seller or any Seller Related Person that may arise from and after the Closing.

(c)     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, LOSS OF A BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE AS A RESULT OF, RELATING TO OR ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, OR WHETHER OR NOT THE PERSON AT FAULT KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGE WOULD BE LIKELY SUFFERED.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement as of the date first written above.

HPK ENERGY, LP

By:	HPK Energy, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

HIGHPEAK ENERGY MANAGEMENT, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

Exhibit A
Form of Assignment Agreement

[See attached.]

Exhibit A-1

Exhibit B
A&R Administrative Service Agreement Terms3

[See attached.]

B-1

EXHIBIT H
FORM OF FIRST AMENDED CHARTER

FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HIGHPEAK ENERGY, INC.

Pursuant to Section 102 of the
Delaware General Corporation Law

HighPeak Energy, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on October 29, 2019;

2.     This First Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) restates and amends the Original Certificate of Incorporation;

3.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

4.     The text of the Original Certificate of Incorporation is hereby amended and restated to read, in full, as follows:

First: The name of the Corporation is HighPeak Energy, Inc.

Second: The registered office of the Corporation is to be located at c/o Capitol Services, Inc., 1675 South State St., Suite B, Kent County, Dover, Delaware 19901. The name of its registered agent at that address is Capitol Services, Inc.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 610,000,000 shares, consisting of (a) 600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

A.     Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Article, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions.

B.     Common Stock.

(a)     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation.)

(b)     Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Fifth: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The initial term of office for the directors in Class A shall expire at the first Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; the initial term of office for the directors in Class B shall expire at the second Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and the initial term of office for the directors in Class C shall expire at the third Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each Annual Meeting of Stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Except as the DGCL may otherwise require and subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_______________], 2020, as it may be amended, restated, supplemented and otherwise modified from time to time, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office or, if earlier, their respective death, resignation or removal and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office, or those filling vacancies resulting from an increase in the size of the Board of Directors, to Class A, Class B, or Class C, with such assignment to become effective, with respect to members of the Board of Directors already in office, as of the initial effectiveness of this Amended and Restated Certificate of Incorporation, and, with respect to members filling vacancies resulting from an increase in the size of the Board of Directors, upon such appointment or election, as applicable.

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Except as otherwise required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.     Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

C.     The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, add to or repeal the bylaws of the Corporation.

D.     Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, that prior to the first date on which the Sponsor Group (as defined herein) and their respective successors and Affiliates (as defined herein) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Seventh: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.     The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Eighth: Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders in such capacity, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B.     If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.     If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

Ninth: A. In recognition and anticipation that (i) certain directors, principals, and officers of HighPeak Energy Partners, LP, HighPeak Pure Acquisition, LLC, HighPeak Energy Partners II, LP, HighPeak Energy Partners III, LP, HighPeak Warrant, LLC and their Affiliates (as defined below) (the “Sponsor Group”) may serve as directors or officers of the Corporation, (ii) the Sponsor Group and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ninth: are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.     None of (i) any Sponsor Group member or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or  be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph C of this Article Ninth:. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (1) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (2) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

C.     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B of this Article Ninth: shall not apply to any such corporate opportunity.

D.     In addition to and notwithstanding the foregoing provisions of this Article Ninth:, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E.     For purposes of this Article Ninth:, (i) “Affiliate” shall mean (A) in respect of any member of the Sponsor Group, any Person that, directly or indirectly, is controlled by such member of the Sponsor Group, controls such member of the Sponsor Group or is under common control with such member of the Sponsor Group and shall include any principal, member, director, partner, shareholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth:.

Tenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article Seventh, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Tenth.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this [_____] day of [____________], 2020.

HIGHPEAK ENERGY, INC.

By:
Name:	Steven W. Tholen
Title:	Chief Financial Officer

Signature Page to

First Amended and Restated Certificate of Incorporation of

HighPeak Energy, Inc.

EXHIBIT I
FORM OF FIRST AMENDED BYLAWS

Adopted as of [_______________], [_____]

AMENDED AND RESTATED

BYLAWS

OF

HIGHPEAK ENERGY, INC.

Article I
OFFICES

1.1     Registered Office. The registered office of HighPeak Energy, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at 1675 South State St., Suite B, Dover, Delaware 19901, County of Kent and Capitol Services, Inc. shall be the registered agent of the corporation in charge thereof.

1.2     Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

2.1     Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

2.2     Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Article II, Section 2.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article II, Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed (i) the name and record address of the stockholder and beneficial owner and (ii) the class, series and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing not later than five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to propose such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Article II, Section 2.2 (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3     Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors. Any such written request of stockholders shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose(s) stated in the notice.

2.4     Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then the officer of the Company presiding over the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5     Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the Board of Directors or the presiding officer may appoint any other person to act as secretary of any meeting.

2.6     Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock present or represented by proxy and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him or her by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7     Action of Shareholders Without Meeting.

(a)     Prior to the first date on which the Sponsor Group (as defined in the Certificate of Incorporation) and their respective successors and Affiliates (as defined in the Certificate of Incorporation) cease collectively to have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by holders of Common Stock at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding Common Stock having (as of the record date for such consent(s) as determined in accordance with these Bylaws) not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)     On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

2.8     Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either (i) at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held or (ii) at the principal executive offices of the Corporation. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

2.9     Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Article II, Section 2.8 of this or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10     Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the Corporation presiding over the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11     Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

Article III
DIRECTORS

3.1     Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than three (3) nor more than ten (10). Subject to the then-applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of [_______________], [_____], as it may be amended, restated, supplemented and otherwise modified from time to time (the “Stockholders’ Agreement”), the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2     Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his or her Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation and subject to the then-applicable terms of the Stockholders’ Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3     Nominations. Subject to the then-applicable terms of the Stockholders’ Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors for such purposes or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record at the time the notice provided for in this Article III, Section 3.3 is delivered to the Secretary of the Corporation, who complies with the notice procedures set forth in this Article III, Section 3.3. In addition to any other applicable requirements set forth in these Bylaws, for such nominations to be properly brought before an annual meeting by any stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Any such stockholder’s notice to the Secretary of a nomination(s) for director shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and record address of the stockholder and beneficial owner and (b) the class and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder and beneficial owner as of the date of the notice (including, if such stockholder or beneficial owner is an entity, the ownership of each director, executive, managing member or control person of such entity), and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, (c) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination, (d) any agreement, arrangement or understanding with respect to the nomination between or among such stockholder, beneficial owner or control person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (e) any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’ s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting and (f) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

3.4     Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise determined by the Board, the first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5     Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6     Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7     Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8     Removal of Directors by Stockholders. Subject to the then-applicable terms of the Stockholders’ Agreement, the entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified, stockholders may effect such removal only for cause, subject to the applicable terms of the Stockholders’ Agreement. In case the Board of Directors or any one or more Directors is so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed. Notwithstanding the foregoing, in the event that a stockholder party to the Stockholders’ Agreement provides notice to the Corporation of the removal of a director designated by such stockholder pursuant to the terms of the Stockholders’ Agreement, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law.

3.9     Resignations. Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation.

Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10     Committees. Subject to the then-applicable terms of the Stockholders’ Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11     Compensation. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.12     Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13     Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Article IV
OFFICERS

4.1     General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2     Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3     Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem necessary or advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4     Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5     President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6     Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7     Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8     Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9     Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10     Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11     Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.12     Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13     Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14     Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15     Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16     Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V
CAPITAL STOCK

5.1     Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2     Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3     Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4     Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or her or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (i) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (ii) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5     Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)     The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)     The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)     The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6     Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Article VI
NOTICES

6.1     Form of Notice. Notices to Directors and stockholders other than notices to Directors of special meetings of the Board of Directors which may be given by any means stated in Article III, Section 3.4, shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telephone, facsimile, email in accordance with the General Corporation Law of the State of Delaware.

6.2     Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Article VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2     The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3     To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4     Any indemnification under Sections 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)     By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b)     If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

7.5     Expenses (including attorneys’ fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

7.6     The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of this Article shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

7.7     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

7.8     For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

7.9     For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Article VIII
GENERAL PROVISIONS

8.1     Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2     Maintenance of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

8.3     Inspection by Directors. Any Director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4     Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5     Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6     Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

8.7     Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the appropriate officers.

8.8     Amendments. The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws. So long as the Stockholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then-applicable terms of the Stockholders’ Agreement. Notwithstanding the foregoing, no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision to the Stockholders’ Agreement to which these Bylaws are subject) shall be deemed an amendment of these Bylaws for purposes of this Section 8.8.

8.9     Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

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